UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Warner Music Group Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholder:

It is my pleasure to invite you to attend our 2009 Annual Meeting of Stockholders on Tuesday, February 23, 2010 at 10:00 a.m. EST. We are very pleased that this year’s annual meeting will be our first completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the 2009 Annual Meeting, online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/WMG.

We are also very pleased to be using the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that the e-proxy process will expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our annual meeting.

In accordance with this rule, we sent a Notice of Internet Availability of Proxy Materials on or about January 11, 2010 to stockholders of record as of the close of business on December 28, 2009. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you did not receive a printed copy of our proxy materials and would like to receive one from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement. Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement, which we sent or made available on or about January 11, 2010 to stockholders of record as of the close of business on December 28, 2009. At the meeting, we will also respond to your questions.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to read our Proxy Statement and vote. You may and submit your proxy over the Internet, by telephone or by mail.

I look forward to our 2009 Annual Meeting of Stockholders.

Sincerely,

Edgar Bronfman, Jr.
Chairman of the Board and Chief Executive Officer

Warner Music Group Corp.

75 Rockefeller Plaza

New York, NY 10019

(212) 275-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	10:00 a.m. EST, on Tuesday, February 23, 2010

PLACE:	You will be able to attend the 2009 Annual Meeting online, vote your shares electronically and submit your questions during the meeting, by visiting www.virtualshareholdermeeting.com/WMG. You will need the 12-digit control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to enter the meeting.

ITEMS OF BUSINESS:	(1) To elect the 12 nominees named in the attached Proxy Statement as directors for a term of one year, and until their successors are duly elected and qualified;

(2) To ratify the appointment of the firm of Ernst & Young LLP as independent registered public accountants of the Company for the fiscal year ending September 30, 2010; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

WHO MAY VOTE:	You may vote if you were a stockholder of record as of the close of business on December 28, 2009.

ANNUAL REPORT:	A copy of our 2009 Annual Report is available at www.proxyvote.com.

DATE OF MAILING OR AVAILABILITY:	This Notice of 2009 Annual Meeting of Stockholders and this Proxy Statement are first being mailed or made available, as the case may be, to stockholders on or about January 11, 2010.

Whether or not you plan to attend the Annual Meeting online, please vote electronically or by telephone or, if you have received a paper copy of the proxy, please sign and date the enclosed proxy card and return it promptly. If shares are held in a bank or brokerage account, you may vote by submitting voting instructions to your bank or broker. You may revoke a previously delivered proxy at any time prior to the meeting. Any stockholder may vote at the Annual Meeting, thereby canceling any previous proxy, provided that if your shares are held in bank or brokerage account you will need to obtain a proxy, executed in your favor, from the shareholder of record (broker or nominee) to be able to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

PAUL M. ROBINSON
Executive Vice President, General Counsel and Secretary

i

ii

WARNER MUSIC GROUP CORP.

75 Rockefeller Plaza

New York, NY 10019

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

ANNUAL MEETING MATTERS

These proxy materials are being made available to you on the Internet or, upon your request, printed versions of these materials have been delivered to you by mail in connection with the solicitation of proxies by the Board of Directors of Warner Music Group Corp. (the “Company”), a Delaware corporation, for the Company’s fiscal 2009 Annual Meeting (the “Annual Meeting”) of Stockholders to be held at 10:00 a.m. EST on Tuesday, February 23, 2010.

GENERAL INFORMATION ABOUT VOTING

General

This Proxy Statement has information about the Annual Meeting and was prepared by our management for our Board of Directors. We sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about January 11, 2010 to stockholders of record entitled to vote at the Annual Meeting. All stockholders have the ability to access the proxy materials online and to download printable versions of the proxy materials or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found on the Notice and in this Proxy Statement.

Purpose of the meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares on the record date of December 28, 2009. A total of 154,603,426 shares of common stock can vote at the Annual Meeting. You get one vote for each share of common stock that you hold. Only holders of the Company’s common stock as of the record date are entitled to notice of and to vote on some or all of the matters listed in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices at the address listed above for a period of at least 10 days prior to the Annual Meeting and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/WMG.

What do I need in order to be able to attend the Annual Meeting online?

The Company will be hosting the 2009 Annual Meeting live via the Internet. Any stockholder can attend the 2009 Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/WMG. The webcast will start at 10:00 a.m. EST. Stockholders may vote and submit questions while attending the Annual Meeting on the Internet. You will need the 12-digit control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/WMG.

How do I vote if my shares are held in “street name”?

If your shares are held in the name of your broker, dealer, bank, trustee or other nominee, that party should give you instructions for voting your shares. In these cases, you may vote directly over the Internet or by telephone or mail. The instructions set forth below apply to stockholders of record (also referred to as “registered holders”) only and not those whose shares are held in the name of a nominee.

How do I vote by proxy if I am a registered holder?

If you are a registered holder you may vote by granting a proxy. The proxy holders will vote your shares as you instruct. If you grant a proxy but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote in the manner set forth below:

1.	FOR the election of all director nominees listed below in Proposal No. 1;

2.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 30, 2010 as described in Proposal No. 2; and

3.	In the manner that the proxy holders deem appropriate for any other proposal to be considered at the Annual Meeting.

The proxy holders for the stockholders are Edgar Bronfman, Jr., Paul M. Robinson and Trent N. Tappe.

You can vote by proxy by Internet, telephone or mail by following the instructions set forth below:

Voting by Internet:

You can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

Voting By Telephone

You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

The Internet and telephone voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting By Mail

If you have received a printed copy of the proxy materials by mail, you may complete, sign and return by mail the proxy card sent to you together with the printed copies of the proxy materials. The proxy card should be mailed to Warner Music Group Corp., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

Is there a deadline for submitting votes by Internet, telephone or mail?

Proxies submitted over the Internet or by telephone as described above must be received by 11:59 pm EST, on February 22, 2010.

Proxies submitted by mail should be received before 10:00 am EST, on February 23, 2010.

On what matters may I vote?

1.	The election of 12 directors for a term of one year, and until the next annual meeting of stockholders and until their successors are duly elected and qualified; and

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 30, 2010.

The foregoing items of business are more fully described in the Proxy Statement. None of the proposals requires the approval of any other proposal to become effective.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends a vote FOR the election of each of the nominees of the Board of Directors (Proposal No. 1) and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010 (Proposal No. 2).

What if other matters come up at the Annual Meeting?

The matters described in this Proxy Statement are the only matters we know will be voted at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the proxy holders will vote your shares as they see fit.

Can I change my vote after I return my proxy?

Yes. At any time before the vote on a proposal, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy, by attending the Annual Meeting online, by signing, dating and returning to us a new proxy or by voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. EST on February 22, 2010. We will honor the proxy with the latest date. However, no revocation will be effective unless we receive notice of such revocation at or prior to the Annual Meeting. For those stockholders who submit a proxy electronically or by telephone, the date on which the proxy is submitted in accordance with the instructions listed on the Notice or proxy card is the date of the proxy.

Can I vote at the Annual Meeting rather than by completing a proxy?

Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares online. If you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

How is a quorum obtained?

We will hold the Annual Meeting if a quorum is present. A quorum will be present if holders of a majority of the outstanding shares of common stock entitled to vote on a matter at the Annual Meeting are present in person or represented by proxy at the meeting. If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned from time to time until a quorum is obtained. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to provide voting instructions on any of the proposals listed on the proxy card. If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares, these shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

How many votes are required to approve the proposals?

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of directors. Therefore, the 12 directors who receive the most votes will be elected. A withhold vote in the election of directors will have the same effect as an abstention. However, neither an abstention nor a withhold vote will affect the outcome of the election.

Any other proposal requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If you abstain from voting on any other proposal it will have the same effect on the vote as a vote against the proposal.

What is a “broker non-vote”?

The New York Stock Exchange (“NYSE”) has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters with respect to which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote.” Under current NYSE interpretations, Proposal No. 1 is considered a non-discretionary matter and Proposal No. 2 is considered a discretionary matter. Broker non-votes will have no effect on the outcome of the election of directors (Proposal No. 1).

Who will count the votes?

Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election.

Who is making and paying for this proxy solicitation?

This proxy is solicited on behalf of the Board of Directors. The Company will pay the cost of distributing this Proxy Statement and related materials. Our officers may solicit proxies by mail or telephone. Upon request, we will furnish copies of these materials to banks, brokers, fiduciaries, custodians and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to the beneficial owners. The Company may, if appropriate, retain an independent proxy solicitation firm to assist the Company in soliciting proxies. If the Company does retain a proxy solicitation firm, the Company would pay such firm’s customary fees and expenses which fees would be expected to be approximately $10,000, plus expenses.

Is my vote confidential?

Proxy cards and voting tabulations that identify individual stockholders are mailed or returned directly to Broadridge Financial Solutions and handled in a manner that protects your voting privacy. Your vote will not be disclosed EXCEPT:

1.	as needed to permit Broadridge Financial Solutions to tabulate and certify the vote;

2.	as required by law; or

3.	in limited circumstances such as a proxy contest in opposition to the Board of Directors.

In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Company information and mailing address

We were incorporated under Delaware law on November 21, 2003. Our principal executive offices are located at 75 Rockefeller Plaza, New York, NY 10019. Our telephone number is (212) 275-2000. Our website address is www.wmg.com.

References in this Proxy Statement to “WMG,” “Company,” “we,” “us” and “our” refer to Warner Music Group Corp. and our consolidated subsidiaries, unless the context requires otherwise. Information on our website is not intended to be incorporated into this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on February 23, 2010.

The Proxy Statement and Annual Report are available at www.proxyvote.com. In addition, if you have not received a copy of our proxy materials and would like to receive one for the Annual Meeting or for future shareholder meetings, you may request printed copies as follows:

•	By telephone: call 1-800-579-1639 free of charge and follow the instructions;

•	By Internet: go to www.proxyvote.com and follow the instructions; or

•	By e-mail: send an e-mail message to sendmaterial@proxyvote.com. Please send a blank e-mail and put the 12-digit control number located in your Notice in the subject line.

PROPOSALS YOU MAY VOTE ON

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Upon the recommendation of the Executive, Governance and Nominating Committee, our Board of Directors has nominated for election at the Annual Meeting the following slate of 12 nominees:

Edgar Bronfman, Jr.

Shelby W. Bonnie

Richard Bressler

John P. Connaughton

Phyllis E. Grann

Michele J. Hooper

Scott L. Jaeckel

Seth W. Lawry

Thomas H. Lee

Ian Loring

Mark E. Nunnelly

Scott M. Sperling

Each of the nominees is currently serving as a director of the Company and was elected at our 2008 annual meeting. The Company’s Board of Directors may consist of up to 14 directors pursuant to the terms of the stockholders agreement described below under “Certain Relationships and Related Party Transactions.” For more information regarding the independence of our directors and the terms of the stockholders agreement regarding the size of the Board of Directors, please see “Board of Directors and Governance—Independence.”

For more information about each director, please see “Information about Directors.” The persons named in the form of proxy card attached to this Proxy Statement intend to vote such proxy for the election of each of the 12 nominees named above, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees. The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees. There are no family relationships among the nominees or between any nominee and any of our executive officers.

Vote Required for Approval

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of directors. The 12 nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected to the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. You may not vote for more individuals than the number nominated. Stockholders may also not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

EACH OF THE DIRECTOR NOMINEES SET FORTH ABOVE

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as independent registered public accountants of the Company to audit the Company’s consolidated financial statements for the fiscal year ending September 30, 2010 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment. Before selecting Ernst & Young, the Audit Committee considered the firm’s qualifications as independent registered public accountants and concluded that based on Ernst & Young’s prior performance and its reputation for integrity and competence, it was qualified. The Audit Committee also considered whether any non-audit services performed for the Company by Ernst & Young would impair Ernst & Young’s independence and concluded that they did not. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Ernst & Young has audited the Company’s consolidated financial statements since the Company was acquired from Time Warner Inc. in March 2004.

A representative of Ernst & Young is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Vote Required for Approval

Stockholder ratification is not required for making such appointment for the fiscal year ending September 30, 2010 because the Audit Committee has responsibility for the appointment of our independent registered public accountants. The appointment is being submitted for ratification with a view toward soliciting the opinion of stockholders, which opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Board of Directors or the Audit Committee would take if stockholders do not approve the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

INFORMATION ABOUT DIRECTORS

The following table sets forth the names, ages and positions of our directors as of January 6, 2010. Our directors’ respective backgrounds are described following the table:

Name	Age	Position with Company
Edgar Bronfman, Jr.(1)	54	Chairman of the Board and Chief Executive Officer
Shelby W. Bonnie(3)	45	Director
Richard J. Bressler	52	Director
John P. Connaughton	44	Director
Phyllis E. Grann(3)	72	Director
Michele J. Hooper(3)(4)	58	Director
Scott L. Jaeckel	39	Director
Seth W. Lawry(1)(2)	45	Director
Thomas H. Lee(1)(2)	65	Director
Ian Loring(1)(2)	43	Director
Mark E. Nunnelly(1)(2)	51	Director
Scott M. Sperling(1)(2)(5)	52	Director

(1)	Member of the Executive, Governance and Nominating Committee
(2)	Member of the Compensation Committee
(3)	Member of the Audit Committee
(4)	Lead Independent Director
(5)	Presiding Director

Edgar Bronfman, Jr. has served as our Chairman of the Board and CEO since March 1, 2004. Before joining Warner Music Group, Mr. Bronfman served as Chairman and CEO of Lexa Partners LLC, which he founded, from April 2002. Prior to Lexa Partners, Mr. Bronfman was appointed Executive Vice Chairman of Vivendi Universal in December 2000. He resigned from his position as an executive officer of Vivendi Universal on December 6, 2001, resigned as an employee of Vivendi Universal on March 31, 2002 and resigned as Vice Chairman of Vivendi Universal’s Board of Directors on December 2, 2003. Prior to the December 2000 formation of Vivendi Universal, Mr. Bronfman was President and CEO of The Seagram Company Ltd., a post he held since June 1994. From 1989 until June 1994, Mr. Bronfman served as President and COO of Seagram. Between 1982 and 1989, he held a series of senior executive positions for The Seagram Company Ltd. in the U.S. and in Europe. Mr. Bronfman serves on the Boards of InterActiveCorp, Accretive Health, Inc. and New York University Langone Medical Center. He is also the Chairman of the Board of Endeavor Global, Inc. and is a Member of the J.P. Morgan Chase National Advisory Board and the Council on Foreign Relations. Mr. Bronfman also serves as general partner at Accretive, LLC, a private equity firm, and is Vice President of the Board of Trustees, The Collegiate School.

Shelby W. Bonnie has served as our director since November 4, 2005. Mr. Bonnie is the CEO of Whiskey Media LLC, a position he has held since June 2007. Previously, Mr. Bonnie was a co-founder of CNET Networks and was at CNET Networks as both an executive and member of the Board of Directors from 1993 to 2006. He served as a director of CNET Networks until March 2007, served as Chief Executive Officer of CNET Networks from March 2000 to October 2006 and served as Chairman of the Board of Directors of CNET Networks from November 2000 to October 2006. Mr. Bonnie also held the positions of Chief Operating Officer and Chief Financial Officer of CNET Networks. Prior to joining CNET Networks, Mr. Bonnie held positions at Tiger Management Corporation, a New York-based investment management firm, Lynx Capital, a private equity fund, and in the mergers and acquisitions department of Morgan Stanley & Co. Inc. Mr. Bonnie received a B.S. in Commerce from the University of Virginia and an M.B.A. from Harvard Business School.

Richard J. Bressler has served as our director since May 10, 2005. Mr. Bressler is a Managing Director of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners, L.P. in 2006, Mr. Bressler was employed by Viacom, Inc. from May 2001 through 2005 as Senior Executive Vice President and Chief Financial Officer with responsibility for managing all strategic, financial, business development and technology functions. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including as Chairman and Chief Executive Officer of Time Warner Digital Media. He also served as Executive Vice President and Chief Financial Officer of Time Warner Inc. from March 1995 to June 1999. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young since 1979. Mr. Bressler is currently a director of Gartner, Inc., Nielsen Company and CC Media Holdings, Inc. Mr. Bressler is also a board observer of Univision Communications, Inc. In addition, Mr. Bressler is a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. from Adelphi University.

John P. Connaughton has served as our director since March 4, 2004. He has been a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. Prior to joining Bain Capital, Mr. Connaughton was a strategy consultant at Bain & Company, Inc., where he advised Fortune 500 companies. He currently serves as a director of CC Media Holdings, Inc., Sungard Data Systems, Hospital Corporation of America, Warner Chilcott, CRC Health Group, Quintiles Transnational Corp. and The Boston Celtics. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the UVa McIntire Foundation Board of Trustees. Mr. Connaughton received a B.S. in Commerce from the University of Virginia and an M.B.A. from Harvard Business School.

Phyllis E. Grann has served as our director since July 26, 2006. Since 2003, Ms. Grann has been a senior editor at Doubleday, a division of Random House, Inc. From 1996 to 2002, Ms. Grann was the Chief Executive Officer and President of Penguin Putnam, Inc., the U.S. affiliate of The Penguin Group. Before Penguin USA and Putnam Berkley merged in November of 1996, Ms. Grann had been Chairman and Chief Executive Officer of The Putnam Berkley Group. She joined Putnam Berkley in 1976 as Editor-in-Chief of G.P. Putnam’s Sons. She was named President and Publisher in 1984 of The Putnam Berkley Group. She was named Chief Executive Officer in 1987 and Chairman in 1991. Her publishing career began in 1958 at Doubleday & Company, where she was Nelson Doubleday’s secretary. She then joined William Morrow & Company, where she was named Editor. In 1970, she moved to Simon & Schuster as Senior Editor and was made Editor-in-Chief of Pocket Books, their mass-market paperback division, in 1974. Ms. Grann is a graduate of Barnard College. She has been recognized in Entertainment Weekly’s “101 Most Powerful People in Entertainment.” Ms. Grann is currently an Adjunct Professor of Finance and Economics at Columbia Business School.

Michele J. Hooper has served as our director since March 2, 2006. Ms. Hooper is a co-founder and Managing Partner of The Directors’ Council, a position she has held since 2003. Ms. Hooper became the President and CEO of The Director’s Council in 2009. Previously, Ms Hooper served as President and Chief Executive Officer of Voyager Expanded Learning, from 1999 until 2000. Prior to that, she was President and Chief Executive Officer of Stadtlander Drug Company, Inc., from 1998 until Stadtlander was acquired in 1999. Prior to joining Stadtlander, Ms. Hooper was Corporate Vice President, Caremark International Inc, a spinoff of Baxter International, and President of the International Business Group. Ms. Hooper also serves on the corporate Boards of Directors of PPG Industries, Inc., AstraZeneca PLC and UnitedHealth Group and chairs the Audit Committee for PPG. Ms. Hooper is a board member of the National Association of Corporate Directors (NACD) and is also a public board member of the Center for Audit Quality, an autonomous public policy organization dedicated to improving investor confidence in the audit process. Ms. Hooper earned a B.A. in Economics from the University of Pennsylvania and an M.B.A. from the University of Chicago.

Scott L. Jaeckel has served as our director since March 4, 2004. He is a Managing Director at Thomas H. Lee Partners, L.P. Mr. Jaeckel worked at Thomas H. Lee Company from 1994 to 1996, rejoining in 1998. From 1992 to 1994, Mr. Jaeckel worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. He currently serves as a director of Ceridian Corporation, MoneyGram International, Inc., Paramax Capital Partners and Sedgwick CMS Holdings, Inc. He holds a B.A. in Economics and Mathematics from The University of Virginia and an M.B.A. from Harvard Business School.

Seth W. Lawry has served as our director since March 4, 2004. He is a Managing Director at Thomas H. Lee Partners, L.P. He is a director of MoneyGram International, Inc. and various private and non-profit institutions. Mr. Lawry worked at Thomas H. Lee Company from 1989 to 1990, rejoining in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated in the Mergers & Acquisitions, Corporate Finance and Equity Capital Markets departments. Mr. Lawry holds a B.A. in Economics and German Studies from Williams College and an M.B.A. from Stanford Graduate School of Business.

Thomas H. Lee has served as our director since March 4, 2004. He is Chairman and CEO of Thomas H. Lee Capital, LLC, Thomas H. Lee Capital Management, LLC and Lee Equity Partners, LLC. Thomas H. Lee Capital Management, LLC manages the Blue Star I, LLC fund of hedge funds. Lee Equity Partners, LLC is engaged in the private equity business in New York City. In 1974, Mr. Lee founded the Thomas H. Lee Company, the predecessor of Thomas H. Lee Partners, L.P., and from that time until March 2006 served as its Chairman and CEO. From 1966 through 1974, Mr. Lee was with First National Bank of Boston where he directed the bank’s high technology lending group from 1968 to 1974 and became a Vice President in 1973. Prior to 1966, Mr. Lee was a securities analyst in the institutional research department of L.F. Rothschild in New York. Mr. Lee serves or has served as a director of numerous public and private companies in which he and his affiliates have invested, including Finlay Enterprises, Inc., The Smith & Wollensky Restaurant Group, Inc., Metris Companies, Inc., MidCap Financial LLC, Vertis Holdings, Inc. and Wyndham International, Inc. Mr. Lee is currently a Trustee of Lincoln Center for the Performing Arts, The Museum of Modern Art, NYU Medical Center, The Rockefeller University and Whitney Museum of American Art among other civic and charitable organizations. He also serves on the Executive Committee for Harvard University’s Committee on University Resources. Mr. Lee is a 1965 graduate of Harvard College.

Ian Loring has served as our director since March 4, 2004. He is a Managing Director of Bain Capital Partners, LLC. Prior to joining Bain Capital in 1996, Mr. Loring was a Vice President at Berkshire Partners where he worked in the technology and telecommunication industries. Previously, Mr. Loring worked in the Corporate Finance department at Drexel Burnham Lambert. He serves as a director of CHL, Ltd., CC Media Holdings, Inc., The Weather Channel and Denon & Marantz, and serves on the supervisory board of NXP. He also volunteers for a variety of non-profit organizations, serving as a member of The Fessenden School Board of Trustees and the Linda Loring Nature Foundation Board of Directors. Mr. Loring received a B.A. from Trinity College and an M.B.A. from Harvard Business School.

Mark E. Nunnelly has served as our director since March 4, 2004. He joined Bain Capital Partners, LLC in 1989 as a Managing Director. Prior to joining Bain Capital, Mr. Nunnelly was a Vice President of Bain & Company, with experience in its domestic, Asian and European strategy practices, advising global 1000 companies. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. He serves as a director of Domino’s Pizza, Dunkin’ Brands, OSI Restaurant Partners and other private and not for-profit corporations, including New Profit Inc., KIPP Schools and Centre College. Mr. Nunnelly received an A.B. from Centre College and an M.B.A. from Harvard Business School.

Scott M. Sperling has served as our director since March 4, 2004. He is a Co-President at Thomas H. Lee Partners, L.P. Mr. Sperling is currently a director of Thermo Fisher Scientific, Inc., CC Media Holdings, Inc. and several private companies. Prior to joining Thomas H. Lee Partners, Mr. Sperling was for over ten years Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company. Before that, he was a senior consultant with the Boston Consulting Group. He received a B.S. from Purdue University and an M.B.A. from Harvard Business School.

BOARD OF DIRECTORS AND GOVERNANCE

Role of the Board of Directors

Our business is managed under the direction of the Board of Directors. The Board of Directors has adopted Corporate Governance Guidelines outlining its duties. These guidelines can be viewed on the Company’s website at www.wmg.com by clicking on “Investor Relations” and then on “Corporate Governance.” The Board of Directors meets regularly to review significant developments affecting the Company and to act on matters requiring Board of Directors’ approval. The Board of Directors held six formal meetings during the fiscal year ended September 30, 2009 and acted twice by written consent. Board members are requested to make attendance at Board and Board committee meetings a priority, to come to meetings prepared having read any materials provided to the Board of Directors prior to the meeting and to participate actively in the meetings. Each incumbent director other than Mr. Connaughton attended, in person or by telephone, at least 75% of the total number of meetings of both the Board of Directors and Board committees on which they served.

Corporate Governance

The Board of Directors and management of the Company believe that good corporate governance is an important component in enhancing investor confidence in the Company and increasing stockholder value. The imperative to continue to develop and implement best practices throughout our corporate governance structure is fundamental to our strategy to enhance performance by creating an environment that increases operational efficiency and ensures long-term productivity and growth. Sound corporate governance practices also ensure alignment with stockholder interests by promoting fairness, transparency and accountability in business activities among employees, management and the Board of Directors.

The Company maintains a corporate governance page on our website which includes key information about our corporate governance initiatives, including the Company’s Corporate Governance Guidelines, Code of Conduct and charters for each of the committees of the Board of Directors, including the Audit Committee, the Compensation Committee and the Executive, Governance and Nominating Committee. The corporate governance page can be found at www.wmg.com by clicking on “Investor Relations” and then on “Corporate Governance.”

The Company’s corporate governance practices represent our firm commitment to the highest standards of corporate ethics, compliance with laws, financial transparency and reporting with objectivity and the highest degree of integrity. The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. Representative steps we have taken to fulfill this commitment include, among others:

•	The Board of Directors has adopted clear corporate governance policies;

•	All members of our Audit Committee are independent;

•	The non-management and independent members of the Board of Directors meet regularly without the presence of management;

•	All employees and members of the Board of Directors are responsible for complying with our Code of Conduct and our Insider Trading Policy;

•	The charters for the committees of the Board of Directors clearly establish their respective roles and responsibilities;

•	The Company has a Chief Compliance Officer and a Deputy Compliance Officer who monitor compliance with our Code of Conduct and report to our Audit Committee;

•

We have a hotline available to all employees and our Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls or auditing matters to encourage employees to report questionable activities to our legal department and Audit Committee;

•	The Company’s internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to our Audit Committee;

•	Our independent accountants report directly to our Audit Committee; and

•	We have established procedures for stockholders to communicate with the Board of Directors as described below.

Independence

An investor group consisting of affiliates of Thomas H. Lee Partners, L.P. (“THL”), affiliates of Bain Capital Investors, LLC (“Bain Capital”), affiliates of Providence Equity Partners Inc. (“Providence Equity”) and Edgar Bronfman, Jr. (together, the “Investor Group”) currently controls more than 50% of the voting power of our common stock and we are, therefore, a “controlled company” under the NYSE rules. “Controlled companies” under those rules are companies of which more than 50% of the voting power is held by an individual, a group or another company. Each member of the Investor Group has filed a Statement of Beneficial Ownership on Schedule 13G relating to its respective holdings and related voting arrangements with the SEC. On this basis, we currently avail ourselves of the “controlled company” exception under the NYSE rules, which eliminates the requirements that we have a majority of independent directors on our Board of Directors and that our Compensation Committee and Executive, Governance and Nominating Committee each be composed entirely of independent directors.

Our Board of Directors currently consists of 12 directors, including three directors who are independent under the NYSE rules. The Board of Directors has affirmatively determined that each of Mr. Bonnie, Ms. Grann and Ms. Hooper is independent under the criteria established by the Company’s Corporate Governance Guidelines and NYSE rules for independent board members. Under the Company’s Corporate Governance Guidelines and NYSE rules, a director is not independent if he or she (1) has a direct or indirect material relationship with the Company or (2) otherwise does not meet the bright-line tests for independence set forth by the NYSE rules. In addition, the Board of Directors has determined each of Mr. Bonnie, Ms. Grann and Ms. Hooper meets the additional independence criteria required for Audit Committee membership. No independent director receives any fees or compensation from the Company other than compensation received in his or her capacity as a director and, other than the director compensation as disclosed under “Director Compensation in fiscal 2009,” there are no transactions, relationships or arrangements between the Company and any independent director.

The stockholders agreement described below under “Certain Relationships and Related Party Transactions” provides that the Company’s Board of Directors consist of up to 14 members, with up to five directors appointed by THL, up to three directors appointed by Bain Capital, up to one director appointed by Providence Equity, one director who will at all times be the Chief Executive Officer, currently Edgar Bronfman, Jr., and the other directors to be chosen unanimously by the vote of the Company’s Board of Directors. Each director designee may only be removed by the member of the Investor Group that appointed such designee. Currently, THL has appointed five directors (Messrs. Bressler, Jaeckel, Lawry, Lee and Sperling) and Bain Capital has appointed three directors (Messrs. Connaughton, Loring and Nunnelly) to our Board of Directors. Subsequent to the resignation of Jonathan Nelson from the Company’s Board of Directors in October 2008, Providence Equity has not appointed a new director. The agreement among the stockholders regarding the appointment of directors will remain until the earlier of a change of control or the last date permitted by applicable law, including any NYSE requirements. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Executive Sessions and Meetings of Non-Management and Independent Directors

The Board of Directors intends to hold executive sessions of the non-management directors following each regularly scheduled in-person meeting of the Board of Directors. Executive sessions do not include any employee directors of the Company. At its meetings in fiscal 2009, the Board of Directors regularly met in executive sessions of non-employee directors. The Board of Directors also intends to hold executive sessions of the independent directors at least once a year. At its meetings in fiscal 2009, the independent directors regularly met in executive sessions of the independent directors. Mr. Sperling has been appointed Presiding Director by the Board of Directors for each of the executive sessions of the non-management directors. Ms. Hooper has been appointed Lead Independent Director by the Board of Directors for each of the executive sessions of the independent directors.

Board Attendance at Annual Meetings

Board members are invited to attend the Company’s annual meetings but they are not required to do so. The Company reimburses the travel expenses of any director who travels to attend the annual meetings. One member of the Board of Directors attended the Company’s fiscal 2008 annual meeting of stockholders.

Communication with the Board of Directors

The Company’s non-management and independent directors have approved a process for stockholders to communicate with directors. Pursuant to that process, stockholders, employees and others interested in communicating with the Board of Directors may communicate with the Board of Directors by sending an e-mail to BoardofDirectors@wmg.com or writing to the following address:

Warner Music Group Corp.

c/o Office of the Corporate Secretary

75 Rockefeller Plaza

New York, NY 10019

In any such communication, an interested person may also designate a particular reader or group of readers, including the Presiding Director, currently Mr. Sperling, the non-management directors as a group, the Lead Independent Director, currently Ms. Hooper, or a committee of the Board of Directors, such as the Audit Committee. Our legal department will forward all correspondence to the Board of Directors or the particularly designated readers, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material. Our legal department may forward certain correspondence, such as product inquiries, elsewhere within the Company for review and possible response.

Policies Governing Director Nominations

In recommending candidates for election to the Board of Directors, the Executive, Governance and Nominating Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Executive, Governance and Nominating Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Generally the Executive, Governance and Nominating Committee will consider various criteria in considering whether to make a recommendation. These criteria include expectations that directors have substantial accomplishments in their professional backgrounds and are able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment. Director candidates should possess the highest personal and professional ethics, integrity and values, be committed to promoting the long-term interests of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. We also believe our directors should come from diverse backgrounds and experience bases. In addition, if a director will be serving on the Audit Committee, the director must meet the NYSE’s and our standards for independence and be free of potential conflicts of interest. Upon selection of a qualified candidate, the Executive, Governance and Nominating committee would recommend the candidate for consideration by the full Board of Directors. The Executive, Governance and Nominating Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Executive, Governance and Nominating Committee’s consideration, submit the candidate’s name and qualifications to the following address:

Warner Music Group Corp.

c/o Office of the Corporate Secretary

75 Rockefeller Plaza

New York, NY 10019

The Corporate Secretary of the Company will promptly forward any such recommendation to the Executive, Governance and Nominating Committee. Once the recommendation is received by the Executive, Governance and Nominating Committee, the candidate will be evaluated by the Committee and an evaluation of such candidate will be delivered to the Board of Directors.

Rather than recommending a candidate to the Executive, Governance and Nominating Committee for its consideration, a stockholder may also nominate a candidate for election at a meeting of stockholders. When nominating candidates for election at a meeting of stockholders, stockholders must also follow the advance notice procedure established by the Company’s by-laws. Nominations not made in accordance with the foregoing policy will be disregarded by the Company and votes cast for such nominees will not be counted.

If a stockholder wishes to nominate a candidate for election at the fiscal 2010 annual meeting of stockholders, the nomination must be delivered or mailed to and received by our Corporate Secretary between October 26, 2010 and November 25, 2010, which are the dates not less than 90 days nor more than 120 days prior to the first anniversary of the 2009 Annual Meeting (or, if the fiscal 2010 annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of the 2009 Annual Meeting, then not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2010 annual meeting is made).

In addition, nomination of a director candidate by a stockholder for election at an annual meeting of stockholders must be in writing and include the following:

•	Name and address of the stockholder making the nomination, as they appear on the Company’s books and records, and of such record holder’s beneficial owner;

•	Number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	Name of the individual nominated as a director nominee (the “Director Nominee”);

•	The principal occupation of the Director Nominee;

•

A representation that the stockholder is a holder of record of capital stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the Director Nominee;

•	The total number of shares of capital stock of the Company that will be voted for the Director Nominee by the stockholder making the nomination;

•

All other information regarding the stockholder intending to propose a Director Nominee required by the Company’s by-laws, including a description of any agreement, arrangement or understanding of that stockholder or a beneficial owner of the relevant shares with respect to the nomination or that has the effect or intent of increasing or decreasing voting power with respect to such shares, mitigating loss, managing risk or providing the opportunity to benefit economically from changes in the share price of the Company’s stock, including without limitation any contract to purchase or sell, the acquisition or grant of any option, any right or warrant to purchase or sell, or any swap or other instrument; and

•

All other information relating to the Director Nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”), including the Director Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board of Directors and elected.

Stockholders providing notice of a proposed nomination are required to provide the Company with a written update of the information required to be included in the notice to ensure such information provided in the notice is true and correct as of the record date of the meeting and as of the date that is 15 days prior to the meeting or any adjournment thereof. Any such notice must be delivered not later than five business days after the record date for the meeting (in the case of any update to be made as of the record date) and not later than 10 days prior to the date for the meeting or any adjournment thereof (in the case of any update required to be made as of 15 days prior to the meeting or any adjournment thereof).

The stockholders agreement governs the exercise of the voting rights of certain of our stockholders with respect to election of directors and certain other material events. The parties to the stockholders agreement have agreed to vote their shares to elect the Board of Directors as set forth therein. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Code of Conduct

The Company has adopted a Code of Conduct as our “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act of 1933”), and the Securities Exchange Act of 1934 (and in accordance with the NYSE requirements for a “code of conduct”), which applies to all of the Company’s directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Conduct is available on the Company’s website at www.wmg.com by clicking on “Investor Relations” and then on “Corporate Governance.” A copy of the Code of Conduct may also be obtained free of charge, from the Company upon a request directed to Warner Music Group Corp., 75 Rockefeller Plaza, New York, NY 10019, Attention: Investor Relations. The Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

Committees of the Board of Directors

Our Board of Directors currently has an Audit Committee, a Compensation Committee and an Executive, Governance and Nominating Committee.

Audit Committee

Our Audit Committee currently consists of Ms. Hooper, who serves as chair, Mr. Bonnie and Ms. Grann. This committee held eight meetings during the last fiscal year. Ms. Hooper qualifies as our “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has determined that each member of our Audit Committee meets the independence and experience requirements of the NYSE and the federal securities laws and that our Audit Committee complies with all other NYSE and legal requirements. We do not restrict the number of other audit committees on which members of our Audit Committee may serve. However, currently none of the members of our Audit Committee serves on the audit committees of more than three public companies. The Audit Committee is governed by a written charter that will be reviewed, and amended if necessary, on an annual basis. The Audit Committee’s responsibilities include, among other things, (1) recommending the hiring or termination of our independent registered public accounting firm and approving any non-audit work performed by such firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent accountants’ report describing the accounting firm’s internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, Public Company Accounting Oversight Board inspection or peer review, of the accounting firm, (5) discussing the annual audited and quarterly financial statements with management and the independent accountants, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal audit and the independent accountants, (9) reviewing with the independent accountants any serious difficulties encountered in dealing with management when performing the audit and management’s response, (10) setting clear hiring policies for employees or former employees of the independent accountants, (11) annually reviewing the adequacy of the Audit Committee’s written charter, (12) reviewing with management any legal matters that may have a material impact on the Company and (13) reporting regularly to the full Board of Directors.

The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Company’s website at www.wmg.com by clicking on “Investor Relations” and then on “Corporate Governance.”

The Audit Committee is empowered to hire outside advisors as it deems appropriate. For additional information on the Audit Committee’s role and its oversight of the independent accounting firm during fiscal 2009, see “Audit Committee Report.”

Compensation Committee

Our Compensation Committee currently consists of Mr. Sperling, who serves as chair, and Messrs. Lee, Lawry, Nunnelly and Loring. This committee held six meetings during the last fiscal year. The Compensation Committee’s responsibilities include, among other things, (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our chief executive officer and other executive officers, (3) developing and recommending to the Board of Directors compensation for Board members, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the chief executive officer on the evaluation of executive performance and other related matters, (6) administering stock plans and other incentive compensation plans, (7) overseeing compliance with any applicable compensation reporting requirements of the SEC and (8) reviewing and making recommendations to the Board of Directors regarding long-term incentive compensation or equity compensation plans.

The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Company’s website at www.wmg.com by clicking on “Investor Relations” and then on “Corporate Governance.”

Since the Company is a “controlled” company, none of our Compensation Committee members are independent, as is permitted by NYSE rules.

The Compensation Committee is empowered to hire outside advisors as it deems appropriate. For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, see “Compensation Discussion and Analysis.”

Executive, Governance and Nominating Committee

Our Executive, Governance and Nominating Committee currently consists of Mr. Sperling, who serves as chair, and Messrs. Bronfman, Lee, Lawry, Nunnelly and Loring. This committee held four meetings during the last fiscal year. The Executive, Governance and Nominating Committee’s responsibilities include, among other things, (1) supporting the Board of Directors in performance of its duties and responsibilities with respect to strategic outcomes, management outcomes, including leadership and compensation, and actions between meetings of the Board of Directors, (2) reporting regularly to the full Board of Directors, (3) developing and recommending criteria for selecting new directors, (4) screening and recommending to the Board of Directors individuals qualified to become directors, (5) overseeing evaluations of the Board of Directors, its members and committees of the Board of Directors and (6) establishing criteria for and leading the annual performance self-evaluation of the Board of Directors and each committee.

The Executive, Governance and Nominating Committee also monitors compliance with our Code of Conduct that covers all employees and executives and financial officers. The Board of Directors has approved and adopted a Code of Conduct for all employees, including all of our executives and financial officers, copies of which are available upon written request at no cost as described above under “—Code of Conduct.”

The Executive, Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Company’s website at www.wmg.com by clicking on “Investor Relations” and then on “Corporate Governance.”

Since the Company is a “controlled” company, none of our Executive, Governance and Nominating Committee members are independent, as is permitted by NYSE rules.

The Executive, Governance and Nominating Committee is empowered to hire outside advisors as it deems appropriate.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee’s members is or has been a Company officer or employee. During fiscal 2009, none of the Company’s executive officers served on the board of directors, the compensation committee or any similar committee of another entity of which an executive officer served on our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

Our director compensation is overseen by the Compensation Committee, which makes recommendations to the Board of Directors on the appropriate amount and structure of our programs in light of then-current competitive practice. The Compensation Committee typically receives advice from a compensation consultant with respect to its determination on director compensation matters.

The Board of Directors has not made any adjustments to the director compensation program approved by the Board of Directors in May 2005. The Compensation Committee received advice when it originally established its director compensation program in 2005 from Hewitt Associates LLC, an independent compensation consulting firm that has particular experience and expertise in compensation matters for media and entertainment companies. Hewitt was engaged by the Compensation Committee in 2005 to provide advice on director compensation by recommending a compensation program that was appropriate for companies with similar characteristics to the Company (for example, similar market capitalization and/or other entertainment or media companies). Currently, our three independent directors, Mr. Bonnie, Ms. Grann and Ms. Hooper, receive an annual retainer of $150,000. Independent directors also receive an additional retainer for serving on committees or as chairs of committees. As a result, an independent director who is the chair of the Audit Committee will receive an annual retainer of $170,000 and an independent director who either serves as a member of the Audit Committee or as the chair of another committee will receive an annual retainer of $160,000. Of this annual retainer, half will be paid in restricted shares of our common stock and half will be paid in either shares of common stock or cash, at the option of the director. Directors are entitled to reimbursement of their fees incurred in connection with travel to meetings. In addition, the Company reimburses directors for fees paid to attend director education events. Directors who are not independent directors receive no separate compensation for service on the Board of Directors or Board committees.

We currently encourage all outside directors to hold shares of our common stock.

All of the shares of restricted stock granted to directors vest on the first anniversary of the prior year’s annual meeting of stockholders. Shares are forfeited without consideration upon cessation of Board membership at any time prior to vesting, with certain exceptions.

Other Compensation Information

The Company does not offer any deferred compensation plans or retirement plans to our directors.

Director Compensation in Fiscal 2009

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors, as of September 30, 2009, for services rendered to us during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Shelby W. Bonnie	$80,000	$80,000	—	—	—	—	$160,000
Richard Bressler	—	—	—	—	—	—	—
John P. Connaughton	—	—	—	—	—	—	—
Phyllis E. Grann	$80,000	$80,000	—	—	—	—	$160,000
Michele J. Hooper	$85,000	$85,000	—	—	—	—	$170,000
Scott L. Jaeckel	—	—	—	—	—	—	—
Seth W. Lawry	—	—	—	—	—	—	—
Thomas H. Lee	—	—	—	—	—	—	—
Ian Loring	—	—	—	—	—	—	—
Jonathan M. Nelson(2)	—	—	—	—	—	—	—
Mark E. Nunnelly	—	—	—	—	—	—	—
Scott M. Sperling	—	—	—	—	—	—	—

(1)	Reflects equity compensation expense recognized in fiscal 2009 for financial statement purposes, not including assumed forfeitures. The assumptions used in calculating the equity compensation expense are disclosed in Note 15, Stock-Based Compensation Plans, to our Consolidated Financial Statements found in our Annual Report on Form 10-K for the year ended September 30, 2009. The grant date fair value of the fiscal 2009 awards was $80,000, $80,000 and $85,000 for Mr. Bonnie, Ms. Grann and Ms. Hooper, respectively. As of September 30, 2009, Mr. Bonnie held 34,188 shares of unvested restricted stock, Ms. Grann held 34,188 shares of unvested restricted stock and Ms. Hooper held 36,324 shares of unvested restricted stock, all such shares received as director compensation in the form of stock awards. See “Stock Ownership of Principal Stockholders and Management” for more information.
(2)	Mr. Nelson resigned as a director on October 24, 2008.

STOCK OWNERSHIP OF

PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of January 6, 2010 with respect to the ownership of our common stock by:

•	each person known to own beneficially more than 5% of the common stock;

•	each of our directors and nominees;

•	each of our Named Executive Officers named in the summary compensation table below; and

•	all of our executive officers and directors as a group.

Notwithstanding the beneficial ownership of common stock presented below, the stockholders agreement governs how the parties to the stockholders agreement must exercise their voting rights with respect to election of directors and specified other material events. The parties to the stockholders agreement have agreed to vote their shares to elect the Board of Directors as set forth therein. See “Certain Relationships and Related Person Transactions—Stockholders Agreement.”

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which such person has no economic interest. Shares beneficially owned by Messrs. Bonnie, Bronfman, Cohen and Fleisher and Ms. Grann and Ms. Hooper include restricted shares that vest based upon specified service and, in some cases, performance criteria described elsewhere in this Proxy Statement. With respect to unvested shares of restricted stock, the beneficial owners have sole voting power but no dispositive power.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Warner Music Group Corp., 75 Rockefeller Plaza, New York, NY 10019.

Name and address of beneficial owner	Number	Percent of Common Stock
Thomas H. Lee Funds(1)(15) c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110	56,353,539	36.5%
Bain Capital Funds(2)(15) c/o Bain Capital Investors, LLC 111 Huntington Avenue Boston, MA 02199	24,090,064	15.6%
Providence Equity Partners Inc.(3)(15) 50 Kennedy Plaza 18th Floor Providence, RI 02903	12,905,391	8.4%
Edgar Bronfman, Jr.(4)(15)	11,319,989	7.3%

Name and address of beneficial owner	Number	Percent of Common Stock
Shelby W. Bonnie(5)	59,265	*
Richard J. Bressler(6)	5,000	*
John P. Connaughton(7)	—	—
Phyllis E. Grann(8)	35,661	*
Michele J. Hooper(9)	61,077	*
Scott L. Jaeckel(6)	—	—
Seth W. Lawry(6)	—	—
Thomas H. Lee(6)	—	—
Ian Loring(7)	—	—
Mark E. Nunnelly(7)	—	—
Scott M. Sperling(6)	—	—
Lyor Cohen(10)	3,721,102	2.4%
Michael D. Fleisher(11)	861,832	*
David H. Johnson(12)	127,556	*
Steven Macri(13)	66,330	*
All directors and executive officers as a group (20 members)(14)	16,502,330	10.7%

*	Less than 1%
(1)	Based upon information regarding holdings of our common stock reported on a Schedule 13D, which was filed with the SEC on March 11,2009. Includes shares of common stock owned by each of Thomas H. Lee Equity Fund V, L.P. (34,798,629.618 shares), Thomas H. Lee Parallel Fund V, L.P. (9,028,849.458 shares), Thomas H. Lee Equity (Cayman) Fund V, L.P. (479,476.903 shares) (collectively, the “THL Funds”), Great-West Investors LP (271,952.972 shares) (the “Great-West Fund”), Putnam Investment Holdings, LLC (442,451.079 shares), Putnam Investments Employees’ Securities Company I LLC (233,747.773 shares), Putnam Investments Employees’ Securities Company II LLC (208,703.306 shares) (collectively, the “Putnam Funds”), 1997 Thomas H. Lee Nominee Trust ((83,820.171 shares) (the “Lee Trust”), THL WMG Equity Investors, L.P. (11,184,671.602 shares) (“THL WMG Equity”) and Thomas H. Lee Investors Limited Partnership (63,687.158 shares) (“Lee Investors”). The shares held by the THL Funds may be deemed to be beneficially owned by THL Equity Advisors V, LLC (“Advisors”), the general partner of each of the THL Funds. The shares held by THL WMG Equity may be deemed to be beneficially owned by Thomas H. Lee Advisors, LLC (“THL Advisors”), its general partner. Advisors and THL Advisors each disclaims beneficial ownership of such shares except to the extent of its pecuniary interest. The Putnam Funds, the Great-West Fund, the Lee Trust and Lee Investors are co-investment entities of the THL Funds and each disclaims beneficial ownership of any shares other than the shares held directly by such entity. Each of the THL Funds, Advisors, THL Advisors, Lee Investors and the Lee Trust has an address c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110. The Great-West Fund has an address c/o Great-West Life & Annuity Insurance Company, 8151 E. Orchard Road, 3T2, Greenwood Village, CO 80111. The Putnam Funds have an address c/o Putnam Investments, Inc., One Post Office Square, Boston, MA 02109.
(2)	Based upon information regarding holdings of our common stock reported on a Schedule 13D, which was filed with the SEC on March 11, 2009. Includes shares of common stock owned by each of Bain Capital VII Coinvestment Fund, LLC (6,949,553 shares), Bain Capital Integral Investors, LLC (17,039,128 shares) and BCIP TCV, LLC (101,383 shares) (collectively, the “Bain Capital Funds”). Each of the Bain Capital Funds is an affiliate of Bain Capital Investors, LLC. Bain Capital Investors, LLC disclaims beneficial ownership of such shares. Each of the Bain Capital Funds has an address c/o Bain Capital Investors, LLC, 111 Huntington Avenue, Boston, MA 02199.
(3)

Based upon information regarding holdings of our common stock reported on a Schedule 13D, which was filed with the SEC on March 11, 2009. Includes shares of common stock owned by each of Providence Equity Partners IV, L.P. (41,491 shares) and Providence Equity Operating Partners IV, L.P. (12,905,391 shares)(collectively, the “Providence Funds”). Jonathan M. Nelson, Glenn M. Creamer and Paul J. Salem are members and officers of Providence Equity Partners IV L.L.C., which is the general partner of Providence Equity GP IV L.P., which is the general partner of the Providence Funds, and thus may be deemed to have beneficial ownership of the shares held by the Providence Funds. Each of Messrs. Nelson,

Creamer and Salem expressly disclaims beneficial ownership of such shares except to the extent of their pecuniary interest. The Providence Funds have an address c/o Providence Equity Partners Inc., 50 Kennedy Plaza, Providence, RI 02903.

(4)	Based upon information regarding holdings of our common stock reported on a Schedule 13D, which was filed with the SEC on March 11, 2009. Includes 3,969,790 shares of common stock held directly by three trusts for the benefit of Mr. Bronfman or a member of his immediate family, of which Mr. Bronfman is a trustee. Mr. Bronfman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest. Also includes 2,750,000 shares of unvested restricted stock. In addition, includes 550,000 shares of common stock that may be acquired by Mr. Bronfman on or before March 8, 2010 pursuant to options held by him.
(5)	Includes 34,188 shares of unvested restricted stock.
(6)	Mr. Lee, a director of the Company, WMG Holdings Corp. and WMG Acquisition Corp., is the former Chairman and CEO of Thomas H. Lee Partners, L.P. and disclaims any beneficial ownership of any shares beneficially owned by the Thomas H. Lee Funds except to the extent of his pecuniary interest. Mr. Lee is currently the Chairman and CEO of Lee Equity Partners, LLC. Mr. Lee has an address c/o Thomas H. Lee Capital, LLC, 767 Fifth Avenue, Suite 6A, New York, NY 10153. Messrs. Bressler, Lawry, Sperling and Jaeckel, directors of the Company, WMG Holdings Corp. and WMG Acquisition Corp., are managing directors of Thomas H. Lee Partners, L.P. and disclaim any beneficial ownership of any shares beneficially owned by the Thomas H. Lee Funds except to the extent of their pecuniary interest. Messrs. Bressler, Lawry, Sperling and Jaeckel have an address c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110.
(7)	Messrs. Connaughton, Loring and Nunnelly, directors of the Company, WMG Holdings Corp. and WMG Acquisition Corp., are managing directors of Bain Capital Partners, LLC. Each of Messrs. Connaughton, Loring and Nunnelly disclaims any beneficial ownership of any shares beneficially owned by the Bain Capital Funds except to the extent of their pecuniary interest. Messrs. Connaughton, Loring and Nunnelly have an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, MA 02110.
(8)	Includes 34,188 shares of unvested restricted stock.
(9)	Includes 36,324 shares of unvested restricted stock.
(10)	Includes 1,750,000 shares of unvested restricted stock. Also includes 300,000 shares of common stock that may be acquired by Mr. Cohen on or before March 8, 2010 pursuant to options held by him.
(11)	Includes 450,000 shares of unvested restricted stock. Mr. Fleisher has pledged 368,104 of his shares of restricted stock in connection with a line of credit that may be drawn down at any time. Pursuant to the terms of the line of credit, the amount borrowed may never exceed the lesser of $1,000,000 or 15% of the value of the pledged shares at the time of any draw down. No amounts were borrowed under the line of credit as of September 30, 2009. Also includes 95,625 shares of common stock that may be acquired by Mr. Fleisher on or before March 8, 2010 pursuant to options held by him.
(12)	Includes 29,062 shares of common stock that may be acquired by Mr. Johnson on or before March 8, 2010 pursuant to options held by him.
(13)	Includes 66,330 shares of common stock that may be acquired by Mr. Macri on or before March 8, 2010 pursuant to options held by him.
(14)	Includes 37,750 shares of common stock that may be acquired by Mark Ansorge, 95,967 shares of common stock that may be acquired by Michael Nash, 78,467 shares of common stock that may be acquired by Paul Robinson and 32,592 shares of common stock that may be acquired by Will Tanous on or before March 8, 2010 pursuant to options held by them under individual stock option agreements.
(15)	Because of the stockholders agreement among THL, Bain Capital, Providence Equity, Mr. Bronfman and certain other parties, THL, Bain Capital, Providence and Mr. Bronfman are deemed to be a group pursuant to Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, with respect to the common stock. The aggregate number of shares of common stock beneficially owned by THL, Bain Capital, Providence and Mr. Bronfman as of January 6, 2010 represents a majority of the Company’s outstanding shares of common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 30, 2009 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants And Rights	Weighted Exercise Price of Outstanding Options, Warrants And Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity Compensation Plans Approved by Stockholders(1)	13,602,538	$6.47	3,124,220
Equity Compensation Plans Not Approved by Stockholders	—	—	—

(1)	Consists of the Amended and Restated 2005 Omnibus Award Plan, as well as individual long-term incentive plan (LTIP) and individual stock option agreements.

LTIP and Individual Stock Option and Restricted Stock Agreements

In 2004, the Company’s Board of Directors approved a form of long-term incentive plan (“LTIP”) stock option agreement for grants of options to eligible individuals. Eligible individuals include any employee, director or consultant of the Company or any of our affiliates, or any other entity designated by the Company’s Board of Directors in which the Company has an interest, who is selected by the Compensation Committee to receive an award. The Board authorized the granting of options to purchase up to 1,355,066 shares of our common stock pursuant to the LTIP program. The Company has granted options and may grant additional stock options under the LTIP stock option agreements to certain members of our current or future management. The Board also approved the sale of 5,676,300 restricted shares of the Company’s common stock, the awarding of 2,629,091 restricted shares of the Company’s common stock and the granting of options to purchase 3,701,850 shares of our common stock under restricted stock and stock option agreements with certain members of our management. Individual option agreements and options granted under the LTIP program generally will have a 10-year term and the exercise price will equal at least 100% of the fair market value on the date of the grant. All of these option grants are now fully vested.

2005 Omnibus Award Plan

In May 2005, we adopted the 2005 Omnibus Award Plan, or the Plan, which authorized the granting of stock-based awards to purchase up to 3,416,133 shares of our common stock. The Plan was amended and restated as of February 23, 2007 and again as of February 26, 2008. The 2008 amendment increased the maximum number of shares available for awards under the plan to 19,916,133 shares. Under the Plan, the Board of Directors or the Compensation Committee will administer the Plan and has the power to make awards, to determine when and to whom awards will be granted, the form of each award, the amount of each award, and any other terms or conditions of each award consistent with the terms of the Plan. Awards may be made to employees, directors and others as set forth in the Plan. The types of awards that may be granted include restricted and unrestricted stock, incentive and non-statutory stock options, stock appreciation rights, performance units and other stock-based awards. Each award agreement specifies the number and type of award, together with any other terms and conditions as determined by the administrator in its sole discretion. Options granted generally have a 10-year term, the exercise price will equal at least 100% of the fair market value on the date of the grant and generally vest in four equal installments on the day prior to each of first through fourth anniversaries of the effective date of the stock option agreement, subject to the employee’s continued employment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Respectfully submitted by the Compensation Committee,

Scott M. Sperling, Chair

Thomas H. Lee

Seth W. Lawry

Mark E. Nunnelly

Ian Loring

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Introduction

The Compensation Committee is responsible for overseeing our compensation programs. As part of that responsibility, the Compensation Committee determines all compensation for the Chairman and CEO and the Company’s other executive officers. For executive officers other than the Chairman and CEO, the Compensation Committee considers the recommendation of the Chairman and CEO and the Executive Vice President, Human Resources in making its compensation determinations. The Committee interacts regularly with management regarding our executive compensation initiatives and programs. The Compensation Committee has the authority to engage its own advisors and has done so. In the performance of its duties, the Compensation Committee has engaged Hewitt Associates LLC, an independent compensation consulting firm that has particular experience and expertise in compensation matters for media and entertainment companies. Hewitt is engaged to act as an independent executive compensation advisor to the Compensation Committee, providing consulting and analysis as requested. We expect that these services may include:

•	Board of Director pay studies, dilution analyses, competitive market pay analyses in connection with new employment arrangements and market trends;

•	ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	assistance with the redesign of any compensation and benefit programs or employment agreements, if desired/needed;

•	preparation for and attendance at selected management, committee or Board of Director meetings, if desired/needed; and

•	other miscellaneous requests that occur throughout the year.

Our executive team consists of individuals with extensive industry expertise, creative vision, strategic and operational skills, in-depth company knowledge, financial acumen and high ethical standards. We are committed to providing competitive compensation packages to ensure that we retain these executives and maintain and strengthen our position as a leading global music content company. Our executive compensation programs and the decisions made by the Compensation Committee are designed to achieve these goals.

The compensation for the Company’s Named Executive Officers (the executive officers for whom disclosure of compensation is provided in the tables below) consists of base salary and annual target bonuses. In addition, our executive officers receive long-term incentives in the form of equity grants. The executive officers do not receive any other compensation or benefits other than standard benefits available to all U.S. employees, which primarily consist of health plans, the opportunity to participate in the Company’s 401(k) plan, basic life insurance and accidental death insurance coverage.

In determining the compensation of the Named Executive Officers, the Compensation Committee seeks to establish a level of compensation that is (a) appropriate for the size and financial condition of the Company, (b) structured so as to attract and retain qualified executives and (c) tied to annual financial performance and long-term stockholder value creation.

The Company has entered into employment agreements with each of our Named Executive Officers, which establish each executive’s base salary and an annual target bonus. Pursuant to the agreements, the actual amount of each annual bonus is determined by the Compensation Committee in its sole discretion and may be higher or lower than the target range or amount. In addition, as a result of the evaluation of their roles and responsibilities, each Named Executive Officer was allowed to invest in equity of the Company or was awarded equity in the form of stock options or restricted stock in connection with their employment. The Compensation Committee believes these arrangements are reasonable and competitive compared to other companies the Company competes with for the attraction and retention of talent.

Compensation of Our Named Executive Officers

Our Named Executive Officers (“NEOs”) for fiscal 2009 are:

•	Edgar Bronfman, Jr. (our CEO);

•	Steven Macri (our CFO);

•	Lyor Cohen;

•	Michael Fleisher; and

•	David H. Johnson.

Executive Compensation Objectives and Philosophy

We design our executive compensation programs to attract talented executives to join the Company and to motivate them to position us for long-term success, achieve superior operating results and increase stockholder value. To realize these objectives, the Compensation Committee and management focus on the following key factors when considering the amount and structure of the compensation arrangements for our executives:

•

Alignment of executive and stockholder interests by providing incentives linked to operating performance and stock price performance. We are committed to creating stockholder value and believe that our executives and employees should be provided incentives through our compensation programs that align their interests with those of our stockholders. Accordingly, we provide our executives with both short-term annual cash bonus incentives linked to our operating performance and long-term equity incentives linked to stock performance. For information on the components of our executive compensation programs and the reasons why each is used, see “Components of Executive Compensation” below.

•

A clear link between an executive’s compensation and his or her individual contribution and performance. As further discussed below, the components of our executive compensation programs are designed to reward the achievement of specified key goals. These goals include, among other things, the successful implementation of strategic initiatives, realizing superior operating and financial performance, and other factors that we believe are important, such as the promotion of an ethical work environment and teamwork within the Company. We believe our compensation structure motivates our executives to achieve these goals and rewards them for their significant efforts and contributions to the Company and the results they achieve.

•

The extremely competitive nature of the media and entertainment industry, and our need to attract and retain the most creative and talented industry leaders. We compete for talented executives in relatively high-priced markets, and the Committee takes this into consideration when making compensation decisions. For example, we compete for executives with other recorded music and music publishing companies, other entertainment, media and technology companies, law firms, private ventures, investment banks and many other companies that offer high levels of compensation. We believe that our senior management team is among the best in the industry and is the right team to lead us to long-term success. Our commitment to ensuring that we are led by the right executives is a high priority, and we make our compensation decisions accordingly.

•

Comparability to the practices of peers in our industry and other comparable companies generally. The Compensation Committee considers information about the practices of our peer companies and other comparable public companies, as well as evolving market practices, when making its compensation decisions. Generally, the Compensation Committee looks to this type of information when evaluating employment arrangements with new employees and extensions or renewals with existing employees. From time to time, the Compensation Committee also receives independent advice on competitive practices from Hewitt and other independent sources of market trends, including literature and conference remarks on executive compensation matters. When using peer data to evaluate employment arrangements with new employees and extensions or renewals with existing employees, the Compensation Committee may consider ranges of compensation paid by others for a particular position, both by reference to comparative groups of companies of similar size and stature and, more particularly, a group comprised of our direct competitors, which includes other recorded music and music publishing companies, primarily Universal, Sony and EMI in recorded music (Universal Music Group, Sony Music Entertainment and EMI Music) and music publishing (Universal Music Publishing Group, EMI Music Publishing and Sony/ATV Music Publishing), as one point of reference when making compensation decisions regarding total compensation or particular elements of compensation in the agreements under consideration. The Compensation Committee does not typically use information with respect to our peer companies and other comparable public companies to establish targets for total compensation, or any element of compensation, or otherwise numerically benchmark its compensation decisions. For example, as discussed in detail in last year’s Proxy Statement for the 2008 Annual Meeting, in fiscal 2008 the Compensation Committee reviewed pay data for a range of companies in connection with the review of new employment arrangements with Messrs. Bronfman, Cohen and Macri. The Compensation Committee did not, however, use third-party data in establishing fiscal 2009 compensation for the Company’s NEOs. The Compensation Committee makes decisions for a specific executive on an annual basis in its discretion, based upon the executive’s compensation as set forth in their employment agreement, the performance of the Company and taking into consideration competitive factors and the executive’s specific qualifications, such as his or her professional experience, tenure at the Company and within the industry, leadership position within the Company, and individual performance factors.

Components of Executive Compensation

Employment Agreements

We have entered into employment agreements with all of our NEOs, the key terms of which are described below under “Summary of NEO Employment and Equity Agreements.” We believe that having employment agreements with our executives is beneficial to us because it provides retentive value, subjects the executives to key restrictive covenants, and generally gives us a competitive advantage in the recruiting process over a company that does not offer employment agreements. Our employment agreements set forth the terms and conditions of employment and establish the components of an executive’s compensation, which generally include the following:

•	Base salary;

•	A target annual cash bonus;

•	Any long-term incentives in the form of equity grants; and

•	Benefits, including participation in our 401(k) plan and health, life insurance and disability insurance plans.

Our NEO employment agreements also contain key provisions that apply in the event of an executive’s termination or resignation, setting forth the circumstances under which an executive may resign for “good reason” or under which we may terminate the agreement “for cause,” and formalizing restrictive covenants such as commitments not to solicit our employees and/or talent away from the Company, and to protect our confidential information, among others. The circumstances that would allow an executive to terminate his or her employment for “good reason” are negotiated in connection with the employment agreement and generally include such events as substantial changes in the executive’s duties or reporting structure, relocation requirements, reductions in compensation and specified breaches by us of the agreement.

In November 2008 the Company entered into a new employment agreement with Mr. Fleisher. His new agreement was entered into in connection with several management changes made during 2008. The Company believes that these management changes will be instrumental in accelerating our progress toward exploiting growth opportunities in the evolving music business. As was announced in September 2008, Messrs. Cohen and Fleisher joined Mr. Bronfman in a newly created Office of the Chairman, which is responsible for strategy, transformation and operations of the Company. Mr. Fleisher was named Vice Chairman, Strategy and Operations. He now oversees corporate strategy and is leading the transformation of the Company’s business models and operational processes on a global basis. In determining to enter into the new employment agreement with Mr. Fleisher in fiscal 2009, the Compensation Committee considered various factors, including the success of the executive in providing strategic leadership and direction for the Company, including with respect to corporate governance matters, managing the strategic direction of the Company, increasing operational efficiency, expanding our digital presence and communicating to investors, shareholders and other important constituencies. The Compensation Committee did not use peer data in connection with the review of the employment arrangements with Mr. Fleisher due to the unique nature of the position to which he was appointed See “Summary of NEO Employment and Equity Agreements” below for a description of Mr. Fleisher’s employment agreement.

Key Considerations in Determining Executive Compensation

In general, the terms of our executive employment agreements are initially negotiated by our Chairman and CEO, Executive Vice President, Human Resources, other corporate senior executives, as appropriate, and our legal department or outside legal counsel. The key terms of the agreements for our NEOs and other executives over whose compensation the Compensation Committee has authority are presented to the Compensation Committee for consideration. When appropriate, the Compensation Committee takes an active role in the negotiation process. The Compensation Committee also establishes from time to time the general compensation principles set forth in our executive employment agreements.

During the review and approval process for the employment agreements for executives under its purview, the Compensation Committee considers the appropriate amounts for each component of compensation and the compensation design appropriate for the individual executive. In its analysis, the Compensation Committee considers the individual’s credentials, and if applicable, performance at the Company, the compensation history of the executive, input from the Compensation Committee’s independent compensation consultant on market and peer company practices, data on the compensation of other individuals in comparable positions at the Company and the total projected value of the compensation package to the executive.

The following describes the components of our NEO compensation arrangements and why each is included in our executive compensation programs.

Base Salary

The cash base salary an NEO receives is determined by the Compensation Committee after considering the individual’s compensation history, the range of salaries for similar positions, the individual’s expertise and experience, and other factors the Compensation Committee believes are important, such as whether we are trying to attract the executive from another opportunity. The Compensation Committee believes it is appropriate for executives to receive a competitive level of guaranteed compensation in the form of base salary and determines the initial base salary by taking into account recommendations from management and, if deemed necessary, the Compensation Committee’s independent compensation consultant.

In cases where an NEO’s employment agreement calls for annual base salary reviews, increases in base salary are determined by the Compensation Committee in its discretion. The individual’s performance during the course of the prior year, his or her contribution to achieving the Company’s goals and objectives and competitive data on salaries of individuals at comparable levels both within and outside of the Company may be evaluated in connection with the Compensation Committee’s annual consideration of base salary increases.

Each of our NEOs was paid base salary in accordance with the terms of their respective employment agreement in fiscal 2009. Other than with respect to the new employment agreement entered into with Mr. Fleisher, in which Mr. Fleisher’s base salary was increased from $800,000 to $825,000, the Compensation Committee did not approve any change to base salary for any of our NEOs in fiscal 2009.

Annual Cash Bonus

Our Compensation Committee directly links the amount of the annual cash bonuses we pay to our corporate financial performance for the particular year. Each of our NEOs has a target bonus amount set forth in his employment agreement, which is stated as either a range or a set dollar amount. The actual amount of each annual bonus is determined by the Compensation Committee in its sole discretion and may be higher or lower than the target range or amount.

The Compensation Committee establishes performance goals for our corporate performance after considering our financial results from the prior year and the annual operating budget for the coming year. It uses these performance goals to establish a target for the Company-wide bonus pool. In fiscal 2009, the performance goals related to the achievement of budgeted amounts of net revenue and operating income before depreciation and amortization (or OIBDA), which equals operating income less depreciation expense and amortization expense, with achievement of net revenue weighted 25% and OIBDA weighted 75%. These metrics are used because we believe they encourage executives to achieve superior operating results. In its assessment of whether the performance goals are met, the Compensation Committee may consider the nature of unusual expenses or contributors to financial results, and authorize adjustments in its sole discretion. For example, in 2009, the Compensation Committee considered and approved adjustments to increase the aggregate bonus pool amounts that would have resulted from reference to the metrics in order to take into consideration the continued pressures on the recorded music industry, particularly the industry-wide decline in physical music sales.

If the performance targets set by the Compensation Committee are met, the bonus pool will be set at the target amount set in the annual operating budget, subject to the Committee’s discretion as discussed below. If our performance exceeds the budgeted levels of net revenue and OIBDA, the bonus pool amount is generally initially increased above 100% of target calculated based on the pre-established scale. If we do not meet the budgeted performance goals, the bonus pool amount is generally initially decreased from the target calculated based on the pre-established scale. The actual bonus amounts allocated to the bonus pool for the entire Company are ultimately determined by the Compensation Committee in its discretion taking into account the achievement of the performance goals, qualitative factors and management’s recommendations. The Compensation Committee has the discretion to adjust the initial bonus pool amount determined by reference to the pre-established scale upwards or downwards, considering management’s recommendations, the achievement of the pre-established qualitative factors and other considerations the Compensation Committee deems appropriate. For example, despite the performance against the pre-established metrics, the Compensation Committee considered and approved adjustments to increase the aggregate bonus pool in fiscal 2009 order to take into consideration the continued pressures on the recorded music industry, particularly the industry-wide decline in physical music sales, and the performance of the Company during the global economic recession.

Bonuses for our NEOs are then separately determined by the Compensation Committee in its sole discretion, and may be higher or lower than the target amounts set forth in the NEOs’ employment agreements. Mr. Bronfman’s contractual bonus range is from $0 to $6.0 million, with a target bonus of $3.0 million. Mr. Cohen’s contractual bonus range is from $1.5 million to $5.0 million, with a target bonus of $2.5 million. Other NEOs have target bonuses set forth in their employment agreements as described below under “Summary of NEO Employment and Equity Agreements.” The amount our NEOs and other executive officers subject to the Compensation Committee’s oversight receive from the bonus pool is determined by the Compensation Committee, and for other executives and employees, by the appropriate member of management, so long as the entire Company-wide bonus pool determined by the Compensation Committee is not exceeded. For NEOs other than the Chairman and CEO, the Compensation Committee considers the recommendation of the Chairman and CEO and the Executive Vice President, Human Resources in making its bonus determinations. The Compensation Committee evaluates the performance of the Chairman and CEO annually in connection with its bonus determination for the Chairman and CEO. Bonuses for executive officers, including our NEOs, are based on the target bonuses set forth in their employment agreements, corporate performance, including relative to the Company-wide bonus pool, and other discretionary factors, including achievement of strategic objectives, goals in compliance and ethics and teamwork within the Company. Bonuses for executives in our recorded music or music publishing businesses or other specific areas, such as international recorded music or digital, are also based in part on their particular segment’s or area’s performance. For Mr. Fleisher, a portion of his bonus is also determined based on his performance with respect to any special projects and/or transformational initiatives that have been assigned to him by the CEO. For our executive officers, including our NEOs, a variety of qualitative and quantitative factors that vary by year and are given different weights in different years depending on fact and circumstances are considered, with no single factor material to the overall bonus determination. The factors considered by the Compensation Committee in connection with fiscal 2009 bonuses are discussed in more detail below.

In fiscal 2009, after considering the factors described above and management’s recommendations, the Committee determined that the bonuses for our NEOs would be set at amounts which ranged from 70% to 80% of their respective target bonus amounts set forth in their employment agreements. This reflected the Compensation Committee’s and management’s assessment that overall corporate performance and discretionary factors justified payment of bonuses for our NEOs below target based on their and the company’s performance during the fiscal year. In addition, Mr. Fleisher was assigned to lead various projects involving the transformation of the Company’s business models and operational processes on a global basis, such as in the areas of supply chain and procurement, and managed the Company’s IT and F&A outsourcing projects in fiscal 2009. Based on the Compensation Committee’s determination that Mr. Fleisher made substantial progress on these initiatives, the Compensation Committee awarded Mr. Fleisher 100% of his annual “projects bonus” and determined not to exercise its negative discretion with respect to the portion of Mr. Fleisher’s Bonus Equity (as defined below) that was scheduled to vest on November 14, 2009. See “Summary of NEO Employment and Equity Agreements” below for a description of Mr. Fleisher’s annual “projects bonus” and Bonus Equity.

The annual bonuses in fiscal 2009 for the NEOs were all lower than the prior year. This reflected the performance of the Company during the fiscal year. The Company’s performance continued to be negatively impacted by the industry-wide difficulties in the recorded music business in fiscal 2009 and was additionally negatively impacted by the global economic recession in fiscal 2009. Despite these adverse conditions, the Company was able to continue to advance its strategic objectives and essentially sustained revenue on a constant-currency basis over the fiscal year. Further, for the twelve months ended September 30, 2009, the Company was again able to increase U.S. market share and the Company’s digital revenue rose 10% from the prior fiscal year. In addition, in May 2009, the Company successfully recapitalized its balance sheet. The Company retired its $1.4 billion senior secured credit facility by using the proceeds from its $1.1 billion bond offering together with $335 million in cash from its balance sheet. This transaction reduced the Company’s leverage and increased its financial flexibility by, among other things, extending its earliest debt maturities from 2011 to 2014 and eliminating financial maintenance tests from the Company’s debt covenants. Despite using $335 million of cash in the refinancing, the Company ended fiscal 2009 with a cash balance of $384 million. In addition, the Compensation Committee noted that the Company made meaningful progress in many areas during fiscal 2009, including:

(1)	sustaining the Company’s digital leadership (in fiscal 2009, more than 50% of Atlantic Records’ U.S. physical and digital sales revenue was digital, an important milestone),

(2)	controlling costs, a key factor in the Company’s ability to maintain operating income despite challenging market conditions,

(3)	continuing the Company’s success in artist and repertoire (“A&R”), including maintaining our U.S. SoundScan track equivalent album share at over 21%,

(4)	continuing to expand the Company’s recorded music revenue base beyond record sales through numerous expanded-rights deals with recording artists and the completion of several artist services acquisitions,

(5)	stabilizing the performance of the Company’s music publishing business and reshaping the music publishing management team and

(6)	contributing to important industry-wide gains on the public policy front, with the approval of the Performance Rights Act in the House and Senate Judiciary Committees and with “graduated response” legislation enacted in France and being considered in the U.K.

In making the bonus determinations for the NEOs, other qualitative factors taken into account included performance in internal and public financial reporting, budgeting and forecasting processes and compliance initiatives. Non-financial factors considered also included, among other items, providing strategic leadership and direction for the Company, including corporate governance matters, managing the strategic direction of the Company, increasing operational efficiency, expanding our digital presence and communicating to investors, shareholders and other important constituencies.

Long-Term Equity Incentives

The Compensation Committee is responsible for establishing and administering the Company’s equity compensation programs and for awarding equity compensation to the executive officers. To date, the sole forms of equity compensation awarded to or purchased by officers and employees have been restricted stock and stock options. The Compensation Committee believes that restricted stock and stock options are an important part of overall compensation because they align the interests of officers and other employees with those of stockholders and create incentives to maximize long-term stockholder value.

The Compensation Committee determines the number of stock options or shares of restricted stock granted or sold to each executive officer based on the total amount of equity awards available under outstanding plans and the responsibility and overall compensation of each executive officer. In general, executive officers and other employees have received an initial grant of equity in the form of restricted stock (either purchased or awarded) or stock options, usually at the time of their initial employment (or, for those employed at such time, in connection with the acquisition of the Company from Time Warner in 2004). On occasion, the Compensation Committee may grant additional equity awards to recognize increased responsibilities or special contributions, to attract new hires to the Company, to retain executives or to recognize other special circumstances.

In fiscal 2009, the Company awarded additional restricted stock and stock options to Mr. Fleisher. The grants to Mr. Fleisher were made in connection with entering into a new employment agreement. In determining the size of the equity award to Mr. Fleisher, the Compensation Committee considered his performance with the Company and his contribution to achieving the Company’s goals and objectives. In fiscal 2008, the Company made restricted stock and/or stock option awards to Messrs. Bronfman, Macri, Cohen and Johnson in connection with these executives entering into new employment agreements. See “Summary of NEO Employment and Equity Agreements” below for a description of these equity grants.

Tax Deductibility of Performance-Based Compensation and Other Tax Considerations

Where appropriate, and after taking into account various considerations, we structure our executive employment agreements and compensation programs to allow us to take a tax deduction for the full amount of the compensation we pay to our executives. Our Amended and Restated 2005 Omnibus Award Plan (the “Plan”) is designed to be compliant with the requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m), which generally places limits on the tax deductibility of executive compensation for publicly traded companies, disallows deductions for compensation in excess of $1,000,000 per year paid to the NEOs (other than the CFO), unless such compensation is performance-based, is approved by stockholders, and meets other requirements. In order to maximize deductibility of future executive compensation under Section 162(m), our NEOs participate in the Plan.

The Company has implemented procedures intended to permit performance-based compensation to be deductible under Section 162(m). Under these procedures, at the outset of each fiscal year, the Compensation Committee establishes Section 162(m) performance targets for the components of an executive’s compensation that are performance based. The targets will be used solely for setting a maximum amount of bonus for which our NEOs are eligible for Section 162(m) purposes at various target thresholds. For example, cash bonuses may be conditioned on the achievement of a specified amount of budgeted OIBDA and/or net revenues. OIBDA is among the measures used by management to gauge operating performance and is used by investors, analysts and peer companies to value the Company and compare our performance to that of our peers. In November 2009, the Compensation Committee determined that the performance targets for fiscal 2010 would relate to the achievement of specified levels of budgeted OIBDA and/or net revenues.

The 162(m) performance targets set by the Compensation Committee should generally allow us to take a tax deduction for the performance-based components of an executive’s compensation. If the maximum Section 162(m) performance target is met in a given year, our NEOs are eligible to earn an annual cash bonus no greater than the maximum amount permitted under the Plan. The maximum amount permitted under the Plan based on achievement of the specified performance targets is $10 million for Messrs. Bronfman and Cohen and four times the target bonuses in effect at the beginning of the fiscal year for the other NEOs. If the maximum Section 162(m) performance target is not met, the maximum amount of bonus our NEOs are eligible to earn is decreased on a pre-established scale to reflect the maximum bonus established for the actual target level of performance achieved. In practice, however, even if our NEOs are eligible for the maximum bonus amounts described, the Compensation Committee generally exercises its negative discretion and sets the actual bonus compensation by reference to the lower target bonus amount set forth in the respective employment agreements using the discretionary factors described above.

Benefits

Our NEOs also receive health coverage, life insurance, disability benefits and other similar benefits in the same manner as our U.S. employees generally.

Other Compensation Information

The Company does not offer any retirement plans or other pension benefits to our executive officers, other than the 401(k) plan generally available to employees. In accordance with the terms of the Company’s 401(k) plan, the Company matches, in cash, 50% of amounts contributed to that plan by each plan participant, up to 6% of eligible pay, up to a maximum of $225,000 of eligible pay. The matching contributions made by the Company are initially subject to vesting, based on continued employment, with 25% scheduled to vest on each of the second through fifth anniversaries of the employee’s date of hire.

Perquisites

We generally do not provide perquisites to our NEOs. Other than Mr. Johnson as disclosed below in the Summary Compensation Table, none of our NEOs received any perquisites in fiscal 2009.

Other Compensation Policies

Timing of Equity Grants

All of our equity grants require the approval of the Compensation Committee. We do not have a plan or practice designed to time equity grants in coordination with the release of material non-public information. Pursuant to a policy adopted by our Compensation Committee in 2006 we only make grants on one day each month, on or about the 15th of each month. Therefore, grants are generally made as of the 15 th of the first month following approval of any such grants by the Compensation Committee. Grants for newly hired executives, and, grants based upon entering into new or amended employment agreements with existing executives, are generally made on the first 15th of the month following the later of approval of such grants by the Compensation Committee and the execution of the employment agreement by both parties.

Hedges and Pledges of Stock

All hedges of the Company’s common stock by executive officers or employees of the Company are prohibited. In addition, pledges of our securities are prohibited unless the executive officer or employee first obtains approval in accordance with procedures set by the Compensation Committee from time to time. See “Stock Ownership of Principal Stockholders and Management.”

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities at September 30, 2009, collectively known as our Named Executive Officers, or NEOs, for services rendered to us during the specified September 30th fiscal year.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Edgar Bronfman, Jr.	2009		$1,000,000		$2,100,000		$1,783,271	$2,126,773	—	—		—		$7,010,044
Chairman of the Board and CEO	2008		$1,000,000		$3,000,000		$965,934	$1,493,237	—	—		$1,779,486		$8,238,657
	2007		$1,000,000		—		—	—	—	—		$1,352,574		$2,352,574
Steven Macri(4)(5)(6)	2009		$600,000		$480,000		—	$299,748	—	—		$7,350		$1,387,098
Executive Vice President and Chief Financial Officer	2008		$400,000		$325,000		—	$79,856	—	—		$8,025		$812,881
Lyor Cohen(6)	2009		$3,000,000		$2,000,000		$1,140,124	$1,160,058	—	—		—		$7,300,182
Vice Chairman, Warner Music Group and Chairman and CEO, Recorded Music – Americas and the U.K.	2008 2007	$ $	2,307,692 1,500,000	$ $	3,250,000 1,500,000	$ $	673,515 203,546	$814,493 —	— —	— —	$ $	1,295,136 984,423	$ $	8,340,836 4,187,969
Michael D. Fleisher(4)	2009		$825,000		$900,000		$89,811	$161,039	—	—		$485,632		$2,461,482
Vice Chairman, Strategy and Operations	2008 2007	$ $	800,000 800,000	$ $	950,000 384,000	$ $	718,059 1,537,545	$13,934 —	— —	— —	$ $	456,505 339,998	$ $	2,938,498 3,061,543
David H. Johnson	2009		$700,000		$600,000		—	$160,869	—	—		$114,101		$1,574,970
CEO, Warner/Chappell Music	2008		$700,000		$850,000		$89,515	$76,727	—	—		$109,917		$1,826,159
	2007		$700,000		$480,000		$208,869	—	—	—		$90,050		$1,478,919

(1)	Represents cash bonus amounts in respect of fiscal 2009, 2008 and 2007 performance paid in December 2009, December 2008 and December 2007, respectively. Mr. Fleisher’s fiscal 2009 bonus includes a $300,000 annual “projects bonus.” In light of his recommendations regarding bonuses for other employees in fiscal 2007, Mr. Bronfman declined to accept any bonus for fiscal 2007. Amounts to which Mr. Bronfman would have been entitled for fiscal 2007 were reallocated to the overall Company bonus pool and distributed to employees other than executive officers.
(2)	Reflects equity compensation expense recognized in fiscal 2009, 2008 and 2007 for financial statement purposes, not including assumed forfeitures. These amounts do not solely reflect the expense we incurred with respect to equity awards granted in each of the specified fiscal years, but also include expense for awards from prior years that we were still accounting for as an expense in the respective years. The assumptions used in calculating the equity compensation expense are disclosed in Note 15, Stock-Based Compensation Plans, to our Consolidated Financial Statements found in our Annual Report on Form 10-K for the year ended September 30, 2009. For information on the grant date fair value of awards granted in fiscal 2009, see the “Grants of Plan-Based Awards in Fiscal 2009” table.
(3)	In fiscal 2009, represents the payment of accrued dividends on unvested restricted stock upon vesting of the shares of $485,632 and $64,751 for Messrs. Fleisher and Johnson, respectively. The Company does not pay dividends on unvested restricted stock but rather pays any accrued dividends on such shares at the time of vesting of the shares. For Messrs. Macri and Johnson, all other compensation in fiscal 2009 also includes $7,350 of 401(k) matching contributions. For Mr. Johnson, all other compensation in fiscal 2009 also includes a car allowance of $24,000 and a financial advisory allowance of $18,000.
(4)	On September 16, 2008, Mr. Macri was named the Company’s CFO. Mr. Fleisher, who had served as the Company’s CFO from January 2005 to September 16, 2008, was named Vice Chairman, Strategy and Operations of the Company.
(5)	Mr. Macri became an NEO in fiscal 2008.
(6)	Effective September 16, 2008, Mr. Macri’s salary increased from $400,000 to $600,000 annually. Effective March 15, 2008, Mr. Cohen’s salary increased from $1.5 million to $3.0 million annually.

Grants of Plan-Based Awards in Fiscal 2009

The following table provides supplemental information relating to grants of plan-based awards to NEOs during fiscal 2009.

The grants set forth below were made in connection with the signing of a new employment agreement with Mr. Fleisher. No equity grants were made in recognition of fiscal 2009 performance. All of our stock option grants have an exercise price equal to the closing price of our common stock on the date of grant. In accordance with the Company’s policies described above under “Other Compensation Policies—Timing of Equity Grants,” grants are generally made as of the 15th of the first month following approval of any such grants by the Compensation Committee. For grants based upon entering into new or amended employment agreements with existing executives, grants are generally made on the first 15th of the month following the later of approval of such grants by the Compensation Committee and the execution of the employment agreement by both parties.

Name	Grant Date	Date of Committee Action, if Different from Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edgar Bronfman, Jr.	—	—		—	—	—	—	—	—	—	—	—	—
Steven Macri	—	—		—	—	—	—	—	—	—	—	—	—
Lyor Cohen	—	—		—	—	—	—	—	—	—	—	—	—
Michael Fleisher	11/15/08	11/4/08	(2)	—	—	—	106,500	N/A	450,000	—	—	—	$909,000
	11/15/08	11/4/08	(3)	—	—	—	—	150,000	—	—	300,000	$2.77	$531,000
David H. Johnson	—	—		—	—	—	—	—	—	—	—	—	—

(1)	Grant date fair value assumptions are disclosed in Note 15, Stock-Based Compensation Plans, to our Consolidated Financial Statements found in our Annual Report on Form 10-K for the year ended September 30, 2009. See “Summary of NEO Employment and Equity Agreements” below for a description of the terms of the above equity grants.
(2)	Represents performance-based restricted stock which generally vests on achievement of both service and performance criteria and also includes Bonus Equity of 150,000 shares of restricted stock which vest subject to achievement of additional specific performance criteria. See “Summary of NEO Employment and Equity Agreements” below for a description of Mr. Fleisher’s equity grants and Bonus Equity.
(3)	Includes options for 150,000 shares of Bonus Equity which generally vest on achievement of both service and specific performance criteria. See “Summary of NEO Employment and Equity Agreements” below for a description of Mr. Fleisher’s equity grants and Bonus Equity.

Summary of NEO Employment and Equity Agreements

This section describes employment arrangements in effect for our NEOs during fiscal 2009. In addition, the terms with respect to grants of restricted common stock and stock options described above under “Grants of Plan-Based Awards in Fiscal 2009” are described below for each of our NEOs. Potential payments under the severance agreements and arrangements described below are provided in the section entitled “Potential Payments upon Termination or Change-In-Control.” In addition, for a summary of the meanings of “cause” and “good reason” as discussed below, see “Termination for “Cause”” and “Resignation for “Good Reason” or without “Good Reason”” below.

Employment Agreement with Edgar Bronfman, Jr.

On March 14, 2008, the employment agreement with Edgar Bronfman, Jr., the Chairman of the Board and CEO of the Company, was amended and restated effective March 15, 2008. The amended and restated employment agreement, among other things, includes the following:

(1)	the term of Mr. Bronfman’s employment agreement was extended until March 15, 2013 and will be automatically extended for successive one-year terms unless either party gives written notice of non-renewal no less than 90 days prior to the annual March 15 expiration date (commencing with March 15, 2013), in which case the agreement will end on the March 15 immediately following the receipt of the notice,

(2)	an annual base salary of at least $1,000,000, subject to discretionary increases from time to time by the Board of Directors or Compensation Committee, which is unchanged from his prior agreement,

(3)	a target bonus of 300% of base salary, with a minimum of 0% and a maximum of 600% of base salary, which is also unchanged from his prior agreement and

(4)	revisions intended to comply with the requirements of Section 409A of the Internal Revenue Code.

The employment agreement also provided for the grants of equity described below under “Fiscal 2008 Equity Grants.”

Consistent with Mr. Bronfman’s prior agreement, in the event we terminate Mr. Bronfman’s employment for any reason other than for “cause” or if Mr. Bronfman terminates his employment for “good reason,” each as defined in the agreement, Mr. Bronfman will be entitled to severance benefits equal to one year of his then-current base salary and target bonus plus a pro-rated annual bonus and continued participation in the Company’s group health and life insurance plans for up to one year after termination. Mr. Bronfman may terminate his employment with or without good reason, also consistent with his prior agreement.

The employment agreement, as amended and restated, also contains standard covenants relating to confidentiality and assignment of intellectual property rights and one year post-employment non-solicitation and non-competition covenants consistent with the prior agreement.

2004 Equity

Mr. Bronfman purchased 3,283,944 shares of the Company’s common stock through a restricted stock agreement dated March 1, 2004 for an aggregate purchase price of $2,883,913.60. Upon any termination of Mr. Bronfman’s employment, the restricted stock may be purchased by the Company (or our subsidiary). Such stock is also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.” All of the shares of restricted stock were vested as of September 30, 2009.

Fiscal 2008 Equity Grants

Mr. Bronfman’s amended and restated employment agreement provided for the grant to Mr. Bronfman of 2,750,000 stock options and 2,750,000 performance-based restricted shares of the Company’s common stock pursuant to a separate stock option agreement and a separate restricted stock award agreement. The equity grants were made under the Plan. Pursuant to the Company’s policy, the options and the restricted shares were granted on March 15, 2008, the first 15th of the month following approval of the grant by the Compensation Committee and execution of the amended and restated employment agreement, and the exercise price of the options is $5.29 per share, which was the closing price on March 14, 2008, the last trading date prior to the grant date. The options generally vest 20% a year over five years (subject to continued employment) and have a term of 10 years. The shares of restricted stock generally vest based on a double trigger that includes achievement of both service and performance criteria (each, subject to continued employment through the applicable vesting dates). The time vesting criteria for the restricted shares are the same as for the stock options—20% a year over five years. The performance vesting criteria for the restricted shares are as follows:

•	650,000 shares, upon the Company achieving an average closing stock price of at least $10.00 per share over 60 consecutive trading days;

•	650,000 shares, upon the Company achieving an average closing stock price of at least $13.00 per share over 60 consecutive trading days;

•	650,000 shares, upon the Company achieving an average closing stock price of at least $17.00 per share over 60 consecutive trading days; and

•	800,000 shares, upon the Company achieving an average closing stock price of at least $20.00 per share over 60 consecutive trading days.

The stock option agreement and restricted stock award agreement each provide for up to 12 months’ additional vesting in the case of a termination of employment due to “disability,” as defined in the agreements, or death. Additionally, in the event of an involuntary termination of employment without “cause” or a voluntary termination for “good reason,” each as defined in the agreements (or, under certain limited circumstances as further described in the stock option agreement and restricted stock award agreement, any termination of employment other than for “cause”), that occurs on or after, or in anticipation of, a “change in control” of the Company as defined in the Plan, the stock option agreement provides for the options to become fully vested and exercisable and the restricted stock award agreement provides for the time vesting condition attributable to the restricted shares to be deemed fully satisfied. Additionally, if the “fair market value” of the Company’s common stock as defined in the Plan as of the date of any “change in control” (or, if greater, the per share consideration paid in connection with such “change in control”) exceeds the per share dollar threshold amount of any of the performance conditions described above for the restricted shares (without regard to the number of consecutive trading days for which the average closing price was achieved), then such performance condition shall be deemed to have been achieved as of the date of such “change in control,” to the extent not previously achieved. While the time vesting criteria for 20% of the restricted shares was achieved in fiscal 2009, none of the performance vesting criteria for the restricted shares had been achieved and, therefore, none of the restricted shares vested in fiscal 2009.

The equity grants are also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.”

APPAC, a minority shareholder group of Vivendi Universal, initiated an inquiry in the Paris Court of Appeal into various issues relating to Vivendi, including Vivendi’s financial disclosures, the appropriateness of executive compensation, and trading in Vivendi stock by certain individuals previously associated with Vivendi. The inquiry has encompassed certain trading by Mr. Bronfman in Vivendi stock. Several individuals, including Mr. Bronfman (the former Vice Chairman of Vivendi) and the former CEO, CFO and COO of Vivendi, had been given the status of “mis en examen” in connection with the inquiry. Although there is no equivalent to “mis en examen” in the U.S. system of jurisprudence, it is a preliminary stage of proceedings that does not entail any filing of charges.

In January 2009, the Paris public prosecutor formally recommended that no charges be filed and that Mr. Bronfman not be referred for trial. On October 22, 2009, the investigating magistrate rejected the prosecutor’s recommendation and released an order referring for trial Mr. Bronfman and six other individuals, including the former CEO, CFO and COO of Vivendi. While the inquiry encompassed various issues, Mr. Bronfman has been referred for trial solely with respect to certain trading in Vivendi stock. The outcome of any subsequent proceedings with respect to Mr. Bronfman is uncertain at this time. Mr. Bronfman believes that his trading in Vivendi stock was at all times proper.

Employment Agreement with Steven Macri

Mr. Macri has entered into an employment agreement dated as of July 21, 2008. The employment agreement, among other things, includes the following:

(1)	the term of Mr. Macri’s employment agreement ends on December 31, 2012 and

(2)	upon elevation to the position of Chief Financial Officer, Mr. Macri’s base salary is now $600,000 and his target bonus is now $600,000.

The employment agreement also provided for the grant of 175,000 options to Mr. Macri as described below under “Fiscal 2008 Equity Grants.” Mr. Macri was named the Company’s CFO on September 16, 2008.

In the event we terminate his employment for any reason other than for “cause” or if Mr. Macri terminates his employment for “good reason,” each as defined in the agreement, Mr. Macri will be entitled to severance benefits equal to $1,200,000 plus a pro-rated target bonus and continued participation in the Company’s group health and life insurance plans for up to one year after termination.

The employment agreement also contains standard covenants relating to confidentiality and a one-year post-employment non-solicitation covenant.

2005 Equity Grant

Mr. Macri received a grant of 17,080 stock options on February 22, 2005. The exercise price of the options is $9.14 per share, which was the fair market value on the grant date. The options generally vest 25% a year over four years (subject to continued employment) and have a term of 10 years. Such options are also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.”

Fiscal 2008 Equity Grants

Pursuant to the terms of Mr. Macri’s employment agreement, he received an award of 175,000 stock options of the Company. The option grant was made under the Plan. Pursuant to the Company’s policy, the options were granted on August 15, 2008, the first 15th of the month following approval of the grant by the Compensation Committee and execution of the employment agreement, and the exercise price of the options is $7.56 per share, which was the closing price on August 15, 2008. The options generally vest 25% a year over four years (subject to continued employment) and have a term of 10 years

In addition, Mr. Macri received a grant of 22,000 stock options on December 15, 2007. The option grant was made in recognition of his fiscal 2007 performance and was made under the Plan. The exercise price of the options is $6.34 per share, which was the closing price on the grant date. The options generally vest 25% a year over four years (subject to continued employment) and have a term of 10 years.

The equity grants are also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.”

Employment Agreement with Lyor Cohen

On March 14, 2008, the employment agreement with Lyor Cohen was amended and restated effective March 15, 2008. The amended and restated employment agreement, among other things, includes the following:

(1)	the term of Mr. Cohen’s employment agreement was extended until March 15, 2013 and will be automatically extended for successive one-year terms unless either party gives written notice of non-renewal no less than 90 days prior to the annual March 15 expiration date (commencing with March 15, 2013), in which case the agreement shall end on the March 15 immediately following the receipt of such notice,

(2)	an annual base salary of $3.0 million, subject to discretionary increases from time to time by the Board of Directors or Compensation Committee,

(3)	a target bonus of $2.5 million, with a minimum of $1.5 million and a maximum of $5.0 million and

(4)	revisions intended to comply with the requirements of Section 409A of the Internal Revenue Code.

The employment agreement also provided for the grants of equity described below under “Fiscal 2008 Equity Grants.” On September 16, 2008, Mr. Cohen was named Vice Chairman, Warner Music Group and Chairman and CEO, Recorded Music—Americas and the U.K.

In the event we terminate Mr. Cohen’s employment for any reason other than for “cause” or if Mr. Cohen terminates his employment for “good reason,” each as defined in the agreement, Mr. Cohen will be entitled to severance benefits equal to: (1) two years of his then-current base salary and one year of his target bonus, (2) a pro-rated annual bonus and (3) continued participation in the Company’s group health and life insurance plans for up to one year after termination; provided, however, that if the termination event giving rise to payment of the severance benefits is a termination by Mr. Cohen for “good reason” solely due to an adverse change to the executive’s reporting lines such that the executive no longer reports to the Company’s CEO, then the payments set forth in (1) above will be limited to $4.0 million. Mr. Cohen may terminate his employment with or without “good reason,” consistent with his prior agreement.

The employment agreement, as amended and restated, also contains standard covenants relating to confidentiality and assignment of intellectual property rights and six-month post-employment non-solicitation covenants consistent with the prior agreement.

2004 Equity Grant

The Company granted to Mr. Cohen 2,390,102 shares of its common stock pursuant to a restricted stock agreement dated March 1, 2004. The restricted stock may also be purchased by the Company (or our subsidiary) upon any termination of employment. Such stock is also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.” All of the shares of restricted stock were vested as of September 30, 2009.

Fiscal 2008 Equity Grants

Mr. Cohen’s amended and restated employment agreement provided for the grant to Mr. Cohen of 1,500,000 stock options and 1,750,000 performance-based restricted shares of the Company’s common stock pursuant to a separate stock option agreement and restricted stock award agreement. The equity grants were made under the Plan. Pursuant to the Company’s policy, the options and the restricted shares were granted on March 15, 2008, the first 15th of the month following approval of the grant by the Compensation Committee and execution of the amended and restated employment agreement, and the exercise price of the options is $5.29 per share, which was the closing price on March 14, 2008, the last trading date prior to the grant date. The options generally vest 20% a year over five years (subject to continued employment) and have a term of 10 years. The shares of restricted stock generally vest based on a double trigger that includes achievement of both service and performance criteria (each, subject to continued employment through the applicable vesting dates). The time vesting criteria for the restricted shares are the same as for the stock options—20% a year over five years. The performance vesting criteria for the restricted shares are as follows:

•	413,666 shares, upon the Company achieving an average closing stock price of at least $10.00 per share over 60 consecutive trading days;

•	413,667 shares, upon the Company achieving an average closing stock price of at least $13.00 per share over 60 consecutive trading days;

•	413,667 shares, upon the Company achieving an average closing stock price of at least $17.00 per share over 60 consecutive trading days; and

•	509,000 shares, upon the Company achieving an average closing stock price of at least $20.00 per share over 60 consecutive trading days.

The stock option agreement and restricted stock award agreement each provide for up to 12 months’ additional vesting in the case of a termination of employment due to “disability,” as defined in the agreements, or death. Additionally, in the event of an involuntary termination of employment without “cause” or a voluntary termination for “good reason,” each as defined in the agreements, that occurs on or after, or in anticipation of, a “change in control” of the Company as defined in the Plan, the stock option agreement provides for the options to become fully vested and exercisable and the restricted stock award agreement provides for the time vesting condition attributable to the restricted shares to be deemed fully satisfied. Additionally, if the “fair market value” of the common stock as defined in the Plan as of the date of any “change in control” (or, if greater, the per share consideration paid in connection with such “change in control”) exceeds the per share dollar threshold amount of any of the performance conditions described above for the restricted shares (without regard to the number of consecutive trading days for which the average closing price was achieved), then such performance condition shall be deemed to have been achieved as of the date of such “change in control,” to the extent not previously achieved. While the time vesting criteria for 20% of the restricted shares was achieved in fiscal 2009, none of the performance vesting criteria for the restricted shares had been achieved and, therefore, none of the restricted shares vested in fiscal 2009.

The equity grants are also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.”

Employment Agreement with Michael D. Fleisher

On September 16, 2008, Mr. Macri was named the Company’s CFO. Mr. Fleisher, who had served as the Company’s CFO from January 2005, was named Vice Chairman, Strategy and Operations of the Company.

On November 14, 2008, Mr. Fleisher entered into a new employment agreement effective September 16, 2008. The employment agreement, among other things, includes the following:

(1)	a term of employment through December 31, 2013,

(2)	an annual base salary of $825,000 and

(3)	commencing in the Company’s 2009 fiscal year, a target bonus of $1,100,000 consisting of (a) an annual “corporate bonus” to be determined in the discretion of the Company, with a target of $800,000 (which will be determined based on the performance of the Company and Mr. Fleisher) and (b) an annual “projects bonus” to be determined in the discretion of the Company, with a target of $300,000 (which will be determined based on Mr. Fleisher’s performance with respect to any special projects and/or transformational initiatives that have been assigned to him by the CEO).

The employment agreement also provided for the grants of equity described below under “Fiscal 2009 Equity Grants.”

Under his new employment agreement, in the event we terminate Mr. Fleisher’s employment for any reason other than for “cause” or if Mr. Fleisher terminates his employment for “good reason,” each as defined in the agreement, Mr. Fleisher will be entitled to severance benefits equal to $1,925,000 plus a pro rata portion of Mr. Fleisher’s target bonus of $1,100,000 with respect to the year of termination and continued participation in the Company’s group health and life insurance plans for up to one year after termination. Mr. Fleisher may terminate his new employment agreement with or without “good reason,” consistent with his prior agreement. In the case of termination due to death or “disability,” as defined in the agreement, Mr. Fleisher will be entitled to severance benefits equal to his annual base salary of $825,000 for an additional twelve month period, a pro rata portion of his target bonus of $1,100,000 with respect to the year of termination and those death or disability benefits to which Mr. Fleisher would be entitled to under any benefit plans, policies or arrangements of the Company.

The new employment agreement also contains standard covenants relating to confidentiality, assignment of intellectual property rights and six-month post-employment non-solicitation covenants consistent with his prior agreement.

2004 Equity

Mr. Fleisher purchased 896,208 shares of the Company’s common stock through a restricted stock agreement dated December 21, 2004 for an aggregate purchase price of $927,916.67. The restricted stock may be purchased by the Company (or our subsidiary) upon any termination of employment. Such stock is also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.” All of the shares of restricted stock were vested as of September 30, 2009.

Fiscal 2008 Equity Grant

Mr. Fleisher received a grant of 22,500 options on March 15, 2008. The exercise price of the options is $5.29 per share, which was the closing price on the grant date. The option grant was made in recognition of his fiscal 2007 performance and was made under the Plan. The options will generally vest 25% a year over four years (subject to continued employment) and have a term of 10 years. Such options are also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.”

Fiscal 2009 Equity Grants

Mr. Fleisher’s employment agreement provided for the grant to Mr. Fleisher of 450,000 stock options and 450,000 performance-based restricted shares of the Company’s common stock pursuant to separate stock option and restricted stock award agreements. The equity grants were made under the Plan. Pursuant to the Company’s policy, the options and the restricted shares were granted on November 15, 2008, the first 15th of the month following approval of the grants by the Compensation Committee and execution of the employment agreement, and the exercise price of the options is $2.77 per share, which was the closing price on November 14, 2008, the last trading date prior to the grant date. The options generally vest 20% a year over five years (subject to continued employment) and have a term of 10 years (subject to special additional vesting terms for the “Bonus Equity” options as described below). The shares of restricted stock generally vest based on a double trigger that includes achievement of both service and performance criteria (each, subject to continued employment through the applicable vesting dates). The time vesting criteria for the restricted shares are the same as for the stock options—20% a year over five years. The performance vesting criteria for the restricted shares (subject to special additional vesting terms for the “Bonus Equity” restricted shares as described below) are as follows:

•	106,500 shares (of which 35,500 constitute Bonus Equity), upon the Company achieving an average closing stock price of at least $10.00 per share over 60 consecutive trading days;

•	106,500 shares (of which 35,500 constitute Bonus Equity), upon the Company achieving an average closing stock price of at least $13.00 per share over 60 consecutive trading days;

•	106,500 shares (of which 35,500 constitute Bonus Equity), upon the Company achieving an average closing stock price of at least $17.00 per share over 60 consecutive trading days; and

•	130,500 shares (of which 43,500 constitute Bonus Equity), upon the Company achieving an average closing stock price of at least $20.00 per share over 60 consecutive trading days.

For 150,000 of the stock options and 150,000 of the performance-based restricted shares described above (the “Bonus Equity”), there is an additional performance vesting criteria. Notwithstanding whether all of the time and/or performance conditions described above have been met, the Bonus Equity will not vest if the Compensation Committee of the Company determines, in its sole discretion, within 45 days following the date on which it would otherwise vest, that such Bonus Equity will not be permitted to vest on such scheduled vesting date, thereby exercising its “negative discretion” right. In making such determination, the Compensation

Committee may take into consideration such factors as it deems appropriate, including, without limitation, whether any additional performance goals established by the Compensation Committee from time to time with respect to the vesting of such Bonus Equity have been met. Such performance goals may include goals based on Mr. Fleisher’s performance with respect to any special projects and/or transformational initiatives that have been assigned to him by the CEO. The Compensation Committee determined that additional performance goals established by the Compensation Committee from time to time with respect to the vesting of Mr. Fleisher’s Bonus Equity had been met for fiscal 2009 for the Bonus Equity that was scheduled to vest on November 14, 2009. Therefore, 20% of the options vested as of November 14, 2009. However, while the time vesting and additional performance vesting criteria for 20% of the restricted shares was achieved for the Bonus Equity scheduled to vest on November 14, 2009, none of the performance vesting criteria set forth above for the restricted shares had been achieved and, therefore, none of the restricted shares vested as of the date on which they otherwise would have vested.

The stock option agreement and restricted stock award agreement each provide for up to 12 months’ additional vesting in the case of a termination of employment due to “disability,” as defined in the agreements, or death. Additionally, subject to the description below with respect to the treatment of the Bonus Equity following a “change in control,” in the event of an involuntary termination of employment without “cause” or a voluntary termination for “good reason,” each as defined in the agreements, that occurs on or after, or in anticipation of, a “change in control” of the Company as defined in the Plan, the stock option agreement provides for the options to become fully vested and exercisable and the restricted stock award agreement provides for the time vesting condition attributable to the restricted shares to be deemed fully satisfied. Additionally, if the “fair market value” of the common stock as defined in the Plan as of the date of any “change in control” following which the Company’s common stock ceases to be traded on a public exchange (or, if greater, the per share consideration paid in connection with such “change in control”) exceeds the per share dollar threshold amount of any of the performance conditions described above for the restricted shares (without regard to the number of consecutive trading days for which the average closing price was achieved), then such performance condition will be deemed to have been achieved as of the date of such “change in control,” to the extent not previously achieved.

With respect to the Bonus Equity, prior to the occurrence of any “change in control” occurring on or prior to November 15, 2010, the Compensation Committee (as comprised immediately prior to such “change in control”) will affirmatively determine whether the Compensation Committee’s negative discretion as described above will continue to apply to any then outstanding Bonus Equity on and following the change in control. In the event that the Compensation Committee (as comprised immediately prior to such “change in control”) fails to take any affirmative action with respect to the then-outstanding Bonus Equity prior to the occurrence of such “change in control,” then the negative discretion will automatically cease to apply to such Bonus Equity. The negative discretion will automatically cease to apply to the Bonus Equity outstanding upon the occurrence of any “change in control” occurring after November 15, 2010 (other than with respect to any tranches of Bonus Equity which the Compensation Committee affirmatively determined not to vest pursuant to its negative discretion authority prior to the occurrence of such “change in control”).

The equity grants are also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.”

Employment Agreement with David H. Johnson

On May 14, 2008, David H. Johnson, the Chairman and CEO of Warner/Chappell Music, entered into a new employment agreement. The new employment agreement, among other things, includes the following:

(1)	a term of employment from July 1, 2008 until June 30, 2011,

(2)	an annual base salary of $700,000, which is unchanged from his prior agreement,

(3)	a target bonus of $800,000, which is also unchanged from his prior agreement, and

(4)	in addition to his entitlement to paid vacation time and continued eligibility to participate in or receive benefits under any employee benefit plan, program or arrangement currently available to other executives of Warner/Chappell, Mr. Johnson will be entitled to continue to receive automobile and financial advisory services allowances consistent with his prior agreement.

The employment agreement also provided for the grant of 100,000 options to Mr. Johnson as described below under “Fiscal 2008 Equity Grants.”

Consistent with Mr. Johnson’s prior agreement, in the event we terminate his employment agreement for any reason other than for “cause” or if Mr. Johnson terminates his employment for “good reason,” each as defined in the agreement, Mr. Johnson will be entitled to severance benefits equal to one year of his base salary and target bonus and a pro-rated portion of the target annual bonus for the year of termination. In the event of non-renewal of his agreement, Mr. Johnson would receive a payment equal to one year of his base salary.

The employment agreement also contains standard covenants relating to confidentiality and one-year post-employment non-solicitation covenants.

2005 Equity

Mr. Johnson purchased 119,494 shares of the Company’s common stock through a restricted stock agreement dated January 28, 2005 for an aggregate purchase price of $123,722.22. The restricted stock may be purchased by the Company (or our subsidiary) upon any termination of employment. Such stock is also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.” All of the shares of restricted stock were vested as of September 30, 2009.

Fiscal 2008 Equity Grants

Pursuant to the terms of his employment agreement Mr. Johnson received a grant of 100,000 stock options on May 15, 2008. The equity grant was made under the Plan. Pursuant to the Company’s policy, the options were granted on May 15, 2008, the 15th of the first month following approval of the grant by the Compensation Committee and execution of the amended employment agreement, and the exercise price of the options is $8.03 per share, which was the closing price on the NYSE on the grant date. The options generally vest 25% per year over four years (subject to continued employment) and have a term of 10 years. In the event of an involuntary termination of employment without cause or a voluntary termination for good reason that occurs on or after, or in anticipation of, a change in control of the Company, the stock option agreement provides for the options to become fully vested and exercisable.

In addition, Mr. Johnson received a grant of 16,250 options on March 15, 2008. The option grant was made in recognition of his fiscal 2007 performance and was made under the Plan. The exercise price of the options is $5.29 per share, which was the closing price on the grant date. The options generally vest 25% a year over four years (subject to continued employment) and have a term of 10 years. At the time of the grant, Mr. Johnson was also provided the opportunity to receive an additional award of 3,750 options but, upon his recommendation, these awards were instead granted to other employees he supervised.

The equity grants are also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.”

Outstanding Equity Awards at 2009 Fiscal-Year End

The following table provides information regarding outstanding awards made to our Named Executive Officers as of our most recent fiscal year end, September 30, 2009.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Edgar Bronfman, Jr.	—		—		—		—	—	—	—	2,750,000	(2)	$15,207,500
	550,000		2,200,000	(2)	—		$5.29	3/14/2018	—	—	—		—
Steven Macri	17,080	(3)	—		—		$9.14	2/21/2015	—	—	—		—
	5,500	(3)	16,500	(3)	—		$6.34	12/14/2017	—	—	—		—
	43,750	(3)	131,250	(3)	—		$7.56	8/14/2018	—	—	—		—
Lyor Cohen	—		—		—		—	—	—	—	1,750,000	(4)	$9,667,500
	300,000		1,200,000	(4)	—		$5.29	3/14/2018	—	—	—		—
Michael D. Fleisher	—		—		—		—	—	—	—	450,000	(5)	$2,488,500
	—		300,000	(5)	150,000	(5)	$2.77	11/14/2018	—	—	—		—
	5,625		16,875	(5)	—		$5.29	3/14/2018	—	—	—		—
David H. Johnson	4,062		12,188	(6)	—		$5.29	3/14/2018	—	—	—		—
	25,000		75,000	(6)	—		$8.03	5/14/2018	—	—	—		—

(1)	Calculations of market value of shares of restricted stock that have not vested as of September 30, 2009 reflect the closing price of our common stock on September 30, 2009 on the NYSE ($5.53). The closing price of our common stock on January 4, 2010 was $5.88 per share. The reported value for Mr. Bronfman’s, Mr. Cohen’s and Mr. Fleisher’s performance-based restricted stock is based on the closing stock price on September 30, 2009 assuming achievement of the maximum levels of performance. The shares will vest as described below, subject to the additional performance criteria described above under “Summary of NEO Employment and Equity Agreements”. The time-vesting portion of the performance-based restricted stock awards will vest sooner in the event of a “change in control” of the Company as described further under “Potential Payments upon Termination or Change in Control” below.
(2)	Mr. Bronfman’s unvested restricted stock vests 20% a year over five years from the grant date of March 15, 2008, subject to the additional performance criteria described above under “Summary of NEO Employment and Equity Agreements”. His restricted stock is scheduled to vest, subject to the additional performance criteria, as follows: (a) 550,000 shares on March 14, 2009, (b) 550,000 shares on March 14, 2010, (c) 550,000 shares on March 14, 2011, (d) 550,000 shares on March 14, 2012 and (e) 550,000 shares on March 14, 2013. While the time vesting criteria for 20% of the restricted shares was achieved in fiscal 2009 on of March 14, 2009, none of the performance vesting criteria for the restricted shares had been achieved and, therefore, none of the restricted shares vested in fiscal 2009. Mr. Bronfman’s unexercisable options vest 20% a year over five years from the grant date of March 15, 2008. His 550,000 exercisable options vested on March 14, 2009. His unexercisable options vest as follows: (a) 550,000 on March 14, 2010, (b) 550,000 on March 14, 2011, (c) 550,000 on March 14, 2012 and (d) 550,000 on March 14, 2013.
(3)	Mr. Macri’s options vest 25% a year over four years from the respective grant dates. Mr. Macri’s unexercisable options vest as follows: (a) 5,500 on December 14, 2009, (b) 5,500 on December 14, 2010, (c) 5,500 on December 14, 2011, (d) (f) 43,750 on August 14, 2010, (g) 43,750 on August 14 2011 and (h) 43,750 on August 14, 2012. His exercisable options vested as follows: (a) 4,270 on February 21, 2006, (b) 4,270 on February 21, 2007, (c) 4,270 on February 21, 2008, (d) 5,500 on December 14, 2008, (e) 4,270 on February 21, 2009 and (f) 43,750 on August 14, 2009.
(4)	Mr. Cohen’s unvested restricted stock vests 20% a year over five years from the grant date of March 15, 2008, subject to the additional performance criteria described above under “Summary of NEO Employment and Equity Agreements”. His restricted stock is scheduled to vest, subject to the additional performance criteria, as follows: (a) 350,000 shares on March 14, 2009, (b) 350,000 shares on March 14, 2010, (c) 350,000 shares on March 14, 2011, (d) 350,000 shares on March 14, 2012 and (e) 350,000 shares on March 14, 2013. While the time vesting criteria for 20% of the restricted shares was achieved in fiscal 2009 on March 14, 2009, none of the performance vesting criteria for the restricted shares had been achieved and, therefore, none of the restricted shares vested in fiscal 2009. Mr. Cohen’s unexercisable options vest 20% a year over five years from the grant date of March 15, 2008. His 300,000 exercisable options vested on March 14, 2009. His unexercisable options vest as follows: (a) 300,000 on March 14, 2010, (b) 300,000 on March 14, 2011, (c) 300,000 on March 14, 2012 and (d) 300,000 on March 14, 2013.
(5)

Mr. Fleisher’s unvested restricted stock vests 20% a year over five years from the grant date of November 15, 2008, subject to the additional performance criteria described above under “Summary of NEO Employment and Equity Agreements”, including the additional performance vesting criteria applicable to the 150,000 shares representing Bonus Equity. His restricted stock is scheduled to vest, subject to the additional performance criteria, as follows: (a) 90,000 shares (30,000 representing Bonus Equity) on November 14, 2009, (b) 90,000 shares (30,000 representing Bonus Equity) on November 14, 2010, (c) 90,000 shares (30,000 representing Bonus Equity) on November 14, 2011, (d) 90,000 shares (30,000 representing Bonus Equity) on November 14, 2012 and (e) 90,000 shares (30,000 representing Bonus Equity) on November 14, 2013. The Compensation Committee determined that additional performance goals established by the Compensation Committee from time to time with respect to the vesting of Mr. Fleisher’s Bonus Equity had been met for fiscal 2009 for the Bonus Equity that was scheduled to vest on November 14, 2009. However, while the time vesting and additional performance vesting criteria for 20% of the restricted shares was achieved for the Bonus Equity scheduled to vest on November 14, 2009, the other performance vesting criteria set forth above for the restricted shares had not been achieved and, therefore, none of the restricted shares vested as of the date on which they otherwise would have vested. Mr. Fleisher’s options with an expiration date of March 14, 2018 vest 20% a year over four years from the grant date of March 15, 2008. Mr. Fleisher’s unexercisable options with an expiration date of November 14, 2018 vest 20% a year over five years from the grant date of November 15, 2008, subject to the additional performance criteria described above under “Summary of NEO Employment and Equity Agreements” with respect to 150,000 options representing Bonus Equity. His 5,625 exercisable options vested on March 14, 2009. Mr. Fleisher’s unexercisable options vest, subject to the additional performance criteria for the 150,000 options representing Bonus Equity, as follows: (a) 90,000 (30,000 representing Bonus Equity) on November 14, 2009, (b) 5,625 on March 14, 2010, (c) 90,000 (30,000 representing Bonus Equity) on November 14, 2010, (d) 5,625 on March 14, 2011, (e) 90,000 (30,000 representing Bonus Equity) on November 14, 2011, (f) 5,625 on March 14, 2012, (g) 90,000 (30,000 representing Bonus Equity) on November 14, 2012 and (h) 90,000 (30,000 representing Bonus Equity) on November 14, 2013. The Compensation Committee did not exercise its negative discretion with respect the first 20% of the options representing Bonus Equity and, therefore, the options were permitted to vest on the scheduled vesting date of November 14, 2009.

(6)	Mr. Johnson’s options vest 25% a year over four years from the respective grant dates. Mr. Johnson’s unexercisable options vest as follows: (a) 4,063 on March 14, 2010, (b) 4,062 on March 14, 2011, (c) 4,063 on March 14, 2012, (d) 25,000 on May 14, 2010, (e) 25,000 on May 14, 2011 and (f) 25,000 on May 14, 2012. His exercisable options vested as follows: (a) 4,062 on March 14, 2009 and (b) 25,000 on May 14, 2009.

Option Exercises and Stock Vested in Fiscal 2009

The following table provides information regarding the amounts received by our Named Executive Officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during our most recent fiscal year ended September 30, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edgar Bronfman, Jr.	—	—	—	—
Steven Macri	—	—	—	—
Lyor Cohen	—	—	—	—
Michael D. Fleisher	—	—	224,052(1)	$685,599
David H. Johnson	—	—	29,874(2)	$220,171

(1)	Represents the vesting of 25% of Mr. Fleisher’s December 21, 2004 restricted stock grant in accordance with the terms of the grant. The closing price of our common stock on December 19, 2008, the last business day prior to December 21, 2008, the date of vesting (which was a Sunday), was $3.06.
(2)	Represents the vesting of 25% of Mr. Johnson’s January 28, 2005 restricted stock grant in accordance with the terms of the grant. The closing price of our common stock on October 1, 2008, the date of vesting, was $7.37.

Potential Payments upon Termination or Change-In-Control

We have entered into employment and equity agreements and maintain compensation plans that, by their terms, will require us to provide compensation and other benefits to our NEOs if their employment terminates or they resign under specified circumstances or upon a change in control.

The following discussion summarizes the potential payments upon a termination of employment in various circumstances. The amounts discussed apply the assumptions that employment terminated on September 30, 2009, and calculations of equity awards reflect the closing price of our common stock on September 30, 2009 on the NYSE ($5.53) and the NEO does not become employed by a new employer or return to work for the Company.

See “Summary of NEO Employment and Equity Agreements” above for a description of their respective agreements.

Estimated Benefits upon Termination for “Cause” or Resignation Without “Good Reason”

In the event an NEO is terminated for “cause,” or resigns without “good reason” as such terms are defined below, the NEO is only eligible to receive compensation and benefits accrued through the date of termination. Therefore, no amounts other than accrued amounts would be payable to Messrs. Bronfman, Macri, Cohen, Fleisher and Johnson in this instance pursuant to their employment agreements.

In the event of such a termination or resignation, our NEOs would be eligible for specified payments under their equity agreements. For restricted stock sold to our NEOs in 2004, vested restricted shares are subject to a call option at the fair market value of the shares on the date of termination. The call option in each case is at the Company’s option. In determining that our NEOs would not receive any payment upon termination for “cause” or resignation without “good reason” we have assumed that the Company would not exercise any call right with respect to vested shares with respect to the 2004 grants since the fair market value of the shares on September 30, 2009 was in excess of the initial price paid for the shares. For grants of restricted stock to our NEOs other than those sold to our NEOs in 2004, unvested shares of restricted stock generally are cancelled effective upon the termination date. Vested and unvested options generally are cancelled effective upon the date of termination. In specified circumstances, Messrs. Bronfman, Cohen and Fleisher would have 30 days following termination to exercise some of their vested options with respect to a resignation without “good reason.”

See “Estimated Benefits upon a Change in Control” below for a discussion of the potential vesting of restricted stock and options for Mr. Bronfman in connection with certain changes in control involving EMI Group Limited or its affiliates.

Estimated Benefits upon Termination without “Cause” or Resignation for “Good Reason”

Upon termination without “cause” or resignation for “good reason,” each of our NEOs, with the exception of Mr. Cohen, is entitled to severance benefits equal to one year of his then-current base salary and target bonus plus a pro-rated annual bonus and continued participation in the group health and life insurance plans of the Company in which he currently participates for up to one year after termination. Mr. Cohen would be entitled to the above benefits with the exception that he would be entitled to severance benefits equal to two years of his then-current base salary except if he terminates for “good reason” due to a change in reporting lines as described further following the table below. None of the NEOs have restricted stock or options that would vest upon a termination without “cause” or resignation for “good reason” with the exception of terminations in connection with specified change in control transactions. See “Estimated Benefits upon a Change in Control” below for a discussion of the potential vesting of restricted stock and options for Mr. Bronfman in connection with certain changes in control involving EMI Group Limited or its affiliates.

	Salary (other than accrued amounts)		Target Bonus		Equity Awards	Benefits(4)	Total
Edgar Bronfman, Jr.	$1,000,000		$6,000,000	(1)	—	$50,000	$7,050,000
Steven Macri	$1,200,000	(2)	$600,000	(2)	—	$50,000	$1,850,000
Lyor Cohen	$6,000,000		$5,000,000	(3)	—	$50,000	$11,050,000
Michael D. Fleisher	$1,925,000	(2)	$1,100,000	(2)	—	$50,000	$3,075,000
David H. Johnson	$700,000		$1,600,000	(3)	—	$50,000	$2,350,000

(1)	Represents Mr. Bronfman’s target bonus of $3.0 million plus one year of pro-rated target bonus for the year of termination (assuming a full year of employment in the year of termination).
(2)	Amount under salary (other than accrued amounts) represents the lump sum severance payable on termination. Amount under target bonus represents a full year of pro-rated target bonus for the year of termination (assuming a full year of employment in the year of termination).
(3)	Represents two times the NEO’s target bonus, representing the target bonus and a full year of pro-rated target bonus for the year of termination (assuming a full year of employment in the year of termination).
(4)	Health and welfare benefits and life insurance premiums will be continued at current rates. Amount to continue such benefits as part of our ongoing benefit plans are estimated to be approximately $50,000 for each NEO for the twelve-month period they are eligible to continue to receive coverage.

If Mr. Cohen resigns for “good reason” solely due to an adverse change to his reporting lines such that he no longer reports to the CEO, then his severance amount would be limited to $4.0 million plus a pro-rated target bonus for the year of termination and the amount in the Benefits column (a total of $6,550,000, assuming a full year of employment in the year of termination) rather than the amount shown in the table.

Estimated Benefits upon a Change in Control

Upon termination upon a “change in control,” each of our NEOs, with the exception of Mr. Cohen, is entitled to severance benefits equal to one year of his then-current base salary and target bonus plus a pro-rated annual bonus and continued participation in the group health and life insurance plans of the Company in which he currently participates for up to one year after termination. Mr. Cohen would be entitled to the above benefits with the exception that he would be entitled to severance benefits equal to two years of his then-current base salary. In addition, the NEOs would also generally be entitled to vesting of their unvested restricted stock and options upon a termination without “cause” or resignation for “good reason” in connection with a “change in control,” other than with respect to performance-based restricted stock awards. The NEOs would, therefore, additionally recognize the market value of their shares that are not yet vested as set forth above under “Outstanding Equity Awards at 2009 Fiscal-Year End.” For the 2008 equity grants for Messrs. Bronfman and Cohen and Mr. Fleisher’s fiscal 2009 equity grant, the summary below assumes that Messrs. Bronfman, Cohen and Fleisher receive no benefits related to their restricted stock grants as the related performance criteria have not been met (and it is assumed that the per share consideration paid in connection with the change in control would not exceed such performance criteria thresholds) but the summary below assumes all criteria with respect to their option grants would be met and they would fully vest upon a “change in control.”

	Salary (other than accrued amounts)		Target Bonus		Equity Awards(4)	Benefits(5)	Total
Edgar Bronfman, Jr.	$1,000,000		$6,000,000	(1)	$528,000	$50,000	$7,578,000
Steven Macri	$1,200,000	(2)	$600,000	(2)	—	$50,000	$1,850,000
Lyor Cohen	$6,000,000		$5,000,000	(3)	$288,000	$50,000	$11,338,000
Michael D. Fleisher	$1,925,000	(2)	$1,100,000	(2)	$1,246,050	$50,000	$4,321,050
David H. Johnson	$700,000		$1,600,000	(3)	$2,997	$50,000	$2,352,997

(1)	Represents Mr. Bronfman’s target bonus of $3.0 million plus one year of pro-rated target bonus for the year of termination (assuming a full year of employment in the year of termination).
(2)	Amount under salary (other than accrued amounts) represents the lump sum severance payable on termination. Amount under target bonus represents a full year of pro-rated target bonus for the year of termination (assuming a full year of employment in the year of termination).
(3)	Represents two times the NEO’s target bonus, representing the target bonus and a full year of pro-rated target bonus for the year of termination (assuming a full year of employment in the year of termination).
(4)	Calculations of market value of equity awards reflect the closing price of our common stock on September 30, 2009 on the NYSE ($5.53). The closing price of our common stock on January 4, 2010 was $5.88 per share. Value reflects the vesting of stock options that would vest upon a “change in control”, with the value of the options based on the spread between the relevant exercise price and the closing market price of $5.53 on September 30, 2009. The calculation also assumes that the Compensation Committee does not exercise its negative discretion with respect the options representing Mr. Fleisher’s Bonus Equity and, therefore, the options are permitted to vest upon a “change in control”.
(5)	Health and welfare benefits and life insurance premiums will be continued at current rates. Amount to continue such benefits as part of our ongoing benefit plans are estimated to be approximately $50,000 for each NEO for the twelve-month period they are eligible to continue to receive coverage.

Upon the termination of Mr. Bronfman’s employment for any reason other than for “cause” on or following an “EMI change in control,” the service condition with respect to Mr. Bronfman’s 2008 equity grants will be deemed satisfied. Therefore, his options will become fully vested and exercisable and his restricted stock will vest subject to obtainment of the related performance conditions. An “EMI change in control” is any transaction that constitutes a “change in control” pursuant to which EMI Group Limited or its affiliates directly or indirectly acquires a controlling interest in the Company. As a result, following an “EMI change in control,” Mr. Bronfman could also realize the amounts set forth above under Equity Awards following a resignation without “good reason.”

Estimated Benefits upon Death or Disability

Death. In the employment agreements for Messrs. Bronfman, Cohen and Fleisher, we provide that we will also pay to the executive’s estate an amount equal to one year of the executive’s then-current base salary and a pro-rated annual bonus within 10 days of any termination as a result of death. For the other NEOs, other than accrued benefits, no other benefits are provided in connection with an NEO’s death. Other than with respect to Messrs. Bronfman’s and Cohen’s fiscal 2008 equity grants and Mr. Fleisher’s fiscal 2009 equity grant described under “Summary of NEO Employment and Equity Agreements,” none of our NEOs have any equity awards that would be accelerated upon such executive’s death. All of our NEOs would also receive insurance payouts equal to 1.5x their base salary up to a benefit maximum of $1.5 million.

Disability. In the employment agreements for Messrs. Bronfman, Cohen and Fleisher, we provide that we will also pay to the executive an amount equal to one year of his then-current base salary and a pro-rated annual bonus within 10 days of any termination as the result of disability. For the other NEOs, other than accrued benefits and short-term disability amounts, no benefits are provided in connection with an NEO’s disability. Other than with respect to Messrs. Bronfman’s and Cohen’s fiscal 2008 equity grants and Mr. Fleisher’s fiscal 2009 equity grant described under “Summary of NEO Employment and Equity Agreements,” none of our NEOs have any equity awards that would be accelerated upon such executive’s disability. In the event an NEO becomes disabled during the term of employment, the NEO may participate in our health plans until age 65.

Stock Awards. The stock option and restricted stock agreements entered into in fiscal 2008 with Messrs. Bronfman and Cohen and in fiscal 2009 with Mr. Fleisher each provide for up to 12 months’ additional vesting in the case of a termination of employment due to disability or death. For the 2008 equity grants for Messrs. Bronfman and Cohen and Mr. Fleisher’s fiscal 2009 equity grant, the below summary assumes that the NEOs receive no benefits related to their restricted stock grants as the related performance criteria have not been met but assumes one additional year of the service condition with respect to their option grants would be met and would vest upon death or disability and that the Compensation Committee does not exercise its negative discretion with respect the options representing Mr. Fleisher’s Bonus Equity and, therefore, the options are permitted to vest.

	Salary (other than accrued amounts)	Bonus		Equity Awards(2)	Total
Edgar Bronfman, Jr.	$1,000,000	$3,000,000	(1)	$132,000	$4,132,000
Steven Macri	—	—		—	—
Lyor Cohen	$3,000,000	$2,500,000	(1)	$72,000	$5,072,000
Michael D. Fleisher	$825,000	$1,100,000	(1)	$248,400	$2,173,400
David H. Johnson	—	—		—	—

(1)	Represents a full year of the NEO’s pro-rated target bonus for the year of termination.
(2)	Calculations of market value of equity awards reflect the closing price of our common stock on September 30, 2009 on the NYSE ($5.53). The closing price of our common stock on January 4, 2010 was $5.88 per share. Value reflects one additional year of the service condition with respect to their option grants that would be met and resulting vesting upon death or disability, with the value of the options based on the spread between the relevant exercise price and closing market price of $5.53 on September 30, 2009. The calculation also assumes that the Compensation Committee does not exercise its negative discretion with respect the options representing Mr. Fleisher’s Bonus Equity and, therefore, the options are permitted to vest upon death or disability.

Relevant Provisions of Employment Agreements

Upon termination of employment for any reason, all NEOs are entitled to unpaid salary and vacation time accrued through the termination date.

Treatment of Equity Awards

Outstanding equity awards held by our NEOs as of September 30, 2009 are described above under the heading “Outstanding Equity Awards at Fiscal Year-End” and under “Summary of NEO Employment and Equity Agreements” above. The following describes the treatment of these outstanding equity awards in the event employment terminates:

•

If an NEO is terminated for “cause,” vested restricted shares purchased by our NEOs in 2004 are subject to a call option by us at the fair market value of the shares on the date of termination. Shares of unvested restricted stock granted to our NEOs will terminate effective upon the date of termination. Vested and unvested options will generally terminate effective upon the date of termination.

•

If Messrs. Bronfman, Cohen or Fleisher resign other than for “good reason,” outstanding vested stock options remain exercisable for 30 days (or if earlier, their expiration date). Unvested stock options are forfeited. Upon the termination of Mr. Bronfman’s employment for any reason other than for “cause” on or following an “EMI change in control,” the service condition with respect to Mr. Bronfman’s 2008 equity grants will be deemed satisfied. Therefore, his options will become fully vested and exercisable and his restricted stock will vest subject to obtainment of the related performance conditions. Other terms of equity awards are the same as those described above regarding a termination for “cause.”

•

If an NEO’s employment is terminated without “cause,” or an NEO resigns for “good reason,” or an NEO’s employment is terminated due to death or incapacity any outstanding unvested stock options will terminate upon the date of termination and all vested stock options will remain exercisable for 120 days (or if earlier, their expiration date). Upon the termination of Mr. Bronfman’s employment for any reason other than for “cause” on or following an “EMI change in control,” the service condition with respect to Mr. Bronfman’s 2008 equity grants will be deemed satisfied. Therefore, his options will become fully vested and exercisable and his restricted stock will vest subject to obtainment of the related performance conditions. Other terms of equity awards are the same as those described above regarding a termination for “cause.”

•

If an NEO retires, outstanding stock options that were vested and exercisable on the retirement date will remain exercisable until their expiration date. Other terms of equity awards are the same as those described above regarding a termination for “cause.”

•

If an NEO is terminated (1) due to his death, (2) by the Company due to his disability or without “cause” or (3) the NEO resigns for “good reason,” in each case on or after a “change in control” (as defined in his respective equity agreement), all shares of unvested restricted stock (other than performance-based restricted stock awards) and options shall become vested. In addition, in the case of a termination by the Company without “cause” or a resignation by the NEO for “good reason” in anticipation of a “change in control,” all shares of unvested restricted stock (other than performance-based restricted stock awards) and options shall become vested. In any of these circumstances, the Compensation Committee may exercise its negative discretion with respect the restricted stock and options representing Mr. Fleisher’s Bonus Equity and, therefore, determine that such restricted stock and options would not be permitted to vest.

Termination for “Cause”

Under the terms of their employment agreements, we generally would have “cause” to terminate the employment of each of our NEOs in any of the following circumstances: (1) substantial and continual refusal to perform his duties with the Company, (2) engaging in willful malfeasance that has a material adverse effect on the Company, (3) conviction of a felony or entered a plea of nolo contendere to a felony charge and (4) with respect to Messrs. Bronfman, Cohen and Fleisher, a determination by the Board that the executive’s representations that there were no contracts prohibiting the executive from entering into his employment agreement with the Company were untrue when made.

We are required to notify our NEOs after any event that constitutes “cause” before terminating their employment, and in general they have no less than 20 days after receiving notice to cure the event.

Resignation for “Good Reason” or without “Good Reason”

Our employment agreements for our NEOs provide that the executive generally would have “good reason” to terminate employment in any of the following circumstances: (1) if we assign duties inconsistent with the executive’s current positions, duties or responsibilities or if we change the parties to whom the executive reports, (2) if we remove the executive from, or fail to re-elect the executive to, the executive’s position, (3) if, in the case of Mr. Bronfman, he is not re-elected to the Board of Directors, (4) if we reduce the executive’s salary, target bonus or other compensation levels, (5) if we require the executive to be based anywhere other than the New York metropolitan area, (6) if we breach certain of our obligations under the employment agreement, (7) if the Company fails to cause any successor to expressly assume the executive’s employment agreements, (8) for Messrs. Cohen, Fleisher and Macri, any change in reporting line such that they no longer report to the CEO or the senior-most executive of the Company, (9) with respect to Mr. Cohen, if any recorded music operations in the Americas or the U.K. of the Company or any of our respective directly or indirectly owned subsidiaries shall not be included within the Company’s recorded music operations for which he is responsible or if there is any appointment of any Co-Chief Executive Officer of recorded music operations for which he is responsible (but the appointment of a President or Chief Operating Officer of the Company shall not constitute “good reason” so long as Mr. Cohen continues to report to the CEO) or (10) with respect to Mr. Fleisher, the appointment of any person other than Mr. Cohen or Mr. Fleisher as the Company’s President, Chief Operating Officer or the equivalent.

Our NEOs generally are required to notify us within 60 days after becoming aware of the occurrence of any event that constitutes “good reason,” and in general we have 30 days to cure the event.

Each of Messrs. Bronfman, Cohen and Fleisher may terminate their employment with or without “good reason,” subject to the applicable post-employment covenants described below.

Restrictive Covenants

Our executive employment agreements contain several important restrictive covenants with which an executive must comply following termination of employment. For example, the entitlement of Messrs. Bronfman, Cohen, Fleisher and Macri to payment of any unpaid portion of the severance amount indicated in the table as owing following a termination without “cause” or resignation for “good reason” is conditioned on the executive’s compliance with covenants not to solicit certain of our employees. This non-solicitation covenant continues in effect during a period that will end six months or one year following the executive’s termination of employment, depending on the level of the employee.

The employment agreements of our NEOs also contain covenants regarding non-disclosure of confidential information and, for Messrs. Bronfman, Cohen and Fleisher, recognition of the Company’s ownership of works of authorship resulting from their services (both of unlimited duration) and, with respect to Mr. Bronfman, a one year post-employment non-competition covenant.

Compliance with Section 409A

Our NEOs are generally expected to be “specified employees” for purposes of Section 409A of the Code. As a result, without triggering adverse consequences, we are prohibited from making any payment of “deferred compensation” within the meaning of Section 409A to them within six months of termination of employment for any reason other than death, to the extent such payments are triggered based on the employee’s separation from service. We have reviewed each of our employment agreements with our NEOs and made such changes as are necessary to delay the payment of any amounts subject to the six-month mandatory delay until we are permitted to make payment under Section 409A and any other changes appropriate to comply with Section 409A.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Investor Group, through its beneficial ownership of our common stock, has voting control of the Company. Certain members of our Board of Directors are appointed by the Investor Group as described further under “Stockholders Agreement” below. We consider the Investor Group, in addition to our directors and executive officers and certain of their family members, to be “related persons.”

Oversight of Related Person Transactions

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Person Transactions. The Company maintains written procedures for the review, approval and ratification of transactions with related persons. The procedures cover related party transactions between the Company and any of our executive officers and directors. More specifically, the procedures cover: (1) any transaction or arrangement in which the Company is a party and in which a related party has a direct or indirect personal or financial interest and (2) any transaction or arrangement using the services of a related party to provide legal, accounting, financial, consulting or other similar services to the Company.

The Company’s policy generally groups transactions with related persons into two categories: (1) transactions requiring the approval of the Audit Committee and (2) certain ordinary course transactions below established financial thresholds that are deemed pre-approved by the Audit Committee. The Audit Committee is deemed to have pre-approved any transaction or series of related transactions between us and an entity for which a related person is an executive or employee that is entered into in the ordinary course of business and where the aggregate amount of all such transactions on an annual basis is less than 2% of the annual consolidated gross revenues of the other entity. Regardless of whether a transaction is deemed pre-approved, all transactions in any amount are required to be reported to the Audit Committee.

Subsequent to the adoption of the written procedures above, the Company has followed these procedures regarding all reportable related person transactions. Following is a discussion of related person transactions.

Stockholders Agreement

The Company has entered into a stockholders agreement with WMG Acquisition Corp., WMG Holdings Corp., the Investor Group and certain of our executive officers and directors. The agreement, as amended, provides that the Company’s Board of Directors consist of up to 14 members, with up to five directors appointed by THL, up to three directors appointed by Bain Capital, up to one director appointed by Providence Equity, one director who will at all times be the Chief Executive Officer, currently Edgar Bronfman, Jr., and the other directors to be chosen unanimously by the vote of the Company’s Board of Directors. The agreement regarding the appointment of directors will remain until the earlier of a “change in control” or the last date permitted by applicable law, including any NYSE requirements. In addition, within a year of the Company ceasing to be a “controlled company” under the NYSE rules, the size and composition of the Company’s Board of Directors will be adjusted to comply with the NYSE requirements. Each Investor Group director designee(s) may only be removed by the Investor Group that appointed such designee(s). The stockholders agreement contemplates that the Board of Directors of the Company will have an executive committee, an audit committee and a compensation committee and, at its discretion, a governance committee.

The stockholders agreement prohibits the parties from transferring stock to any of our competitors without the approval of our entire Board of Directors and the approval of the largest member of the Investor Group (determined by each member of the Investor Group’s relative investments in us) and one other member of the Investor Group (the “Requisite Stockholder Majority”). The agreement also provides that each party to the stockholders agreement whose sale of shares pursuant to Rule 144 under the Securities Act of 1933, as amended, would be subject to aggregation with another stockholder shall notify all such stockholders when it has commenced a measurement period for purposes of the group volume limit in connection with a sale of shares under Rule 144 and what the volume limit for the measurement period, determined as of its commencement, will be. Each stockholder that is subject to such aggregation will have the right to sell shares that are subject to the group volume limit under Rule 144 pro rata during the applicable measurement period based on its percentage ownership of the shares that are held by all of the parties to the stockholders agreement at the start of the measurement period. These transfer restrictions will expire upon a change of control.

The Requisite Stockholder Majority has the right to require all other parties to the agreement to sell the same percentage of their stock to a buyer in a change of control transaction approved by a majority of the entire Board as is being sold to such buyer by the membership of the Requisite Stockholder Majority. A member of the Investor Group (or any affiliate thereof) that is also part of the Requisite Stockholder Majority exercising the foregoing right will not be able to be a buyer in such a change of control transaction unless the transaction is approved by each of the other groups.

The stockholders agreement provides that if one of the Company’s stockholders that is party to the stockholders agreement offers to sell any of its stock to a prospective buyer in a private transaction, the other stockholders party to the stockholders agreement will have the right to sell their shares to that prospective buyer, subject to certain cutbacks, including a pro rata cutback in which the stockholder may only sell a pro rata portion of its shares.

The stockholders agreement gives any member of the Investor Group the right to require the Company to register (including by means of a shelf registration statement permitting sales of shares from time to time over an extended period) the stock held by such stockholders for sale to the public under the Securities Act of 1933, subject to certain limitations. In connection with each underwritten public offering, the Company’s stockholders will be required to enter into a lockup agreement covering a period of no greater than 90 days (180 days for an initial public offering). The amended agreement also provides that if the Company registers shares of our common stock for sale to the public after our initial public offering, parties to the stockholders agreement will have the right to have their shares included in any such registration statement. Any registration is subject to a potential underwriters’ cutback in the number of shares to be registered if the underwriters determine that marketing factors require a limitation on the number of shares to be underwritten.

Administration of Copyrights

Warner/Chappell Music, the Company’s music publishing division, began administering certain copyrights of Mr. Bronfman, our Chairman or the Board and CEO, effective July 1, 2005 when the administration of such copyrights was transferred from Universal Music Publishing. The administration of such copyrights is on substantially the same terms as the prior agreement with Universal and the Company believes the fees in connection with such administration are representative of, or comparable to, such fees paid in similar transactions. The amount of any fees will vary year to year based on the use of such copyrights and associated royalties. Mr. Bronfman received royalty payments of $131,727 during fiscal 2009 in connection with our administration of such copyrights.

Front Line Management Company

In August 2007, the Company increased its minority equity stake in Front Line Management Group, Inc. (“Front Line”) by acquiring additional shares of Front Line from FLMG LLC, a subsidiary of IAC/InterActiveCorp (“IAC”), for $109.9 million. Mr. Bronfman, our Chairman of the Board and CEO, is a director of IAC.

The Board of Directors of the Company approved the purchase from IAC following the recommendation of a special committee of independent directors. The special committee engaged Savvian Advisors, LLC to serve as financial advisor to the special committee. On June 29, 2007, Savvian delivered an opinion to the special committee that, as of the date of the opinion, the consideration to be paid by the Company to IAC was fair, from a financial point of view, to the Company.

On June 9, 2008, the Company sold a portion of its stake in Front Line to Madison Square Garden for $18.6 million in cash. On October 22, 2008, the Company entered into an agreement to sell its remaining stake in Front Line to Ticketmaster for $123.0 million in cash. The transaction closed on October 29, 2008.

Green Owl Records

East West Records LLC, a subsidiary of the Company, entered into a distribution and upstream deal with Green Owl Records on October 15, 2007. Benjamin Bronfman is the majority shareholder of Green Owl Records. He is one of four shareholders. Mr. Bronfman, our Chairman of the Board and CEO, is the father of Benjamin Bronfman. The term of the agreement is two years and the Company has an option to extend for a further year. The agreement with Green Owl Records commits the Company to overhead payments of $120,000 per year, $50,000 per year of which will fund the recording of two artist albums. None of the overhead is to be received by Benjamin Bronfman. The Company believes the other terms of such agreement with Green Owl Records (e.g., the distribution fee and terms relating to artists upstreamed at the Company’s option) are representative of, or comparable to, terms contained in similar transactions. During fiscal 2009, the Company exercised the extension option in the original agreement to extend the term of the deal through October 14, 2010 and allocated an additional $150,000 of A&R funding to sign two specified acts. During fiscal 2009, the Company paid Green Owl Records $239,000 pursuant to the agreement, of which $70,000 was overhead payments and the balance was for artist advances and marketing funds paid to third parties.

la la media, inc.

In 2007, Warner Music Inc., a subsidiary of the Company, purchased a minority interest in la la media, inc. for $20 million. The Company also received warrants issued as of October 29, 2007 that entitle us to purchase additional shares of la la for approximately $4.0 million if 25 million compact discs are shipped into distribution by the Company or our affiliates with LALA.COM promotional placements no later than five years following the date of issuance of the warrants. Affiliates of Bain Capital owned approximately 20% of la la.

In December 2009, the Company sold its equity interest in la la and entered into an agreement to terminate a memorandum of terms relating to the formation of an international joint venture for total cash consideration of approximately $9.0 million as part of a sale of la la to Apple Inc. The warrants had an exercise price that was in excess of the total merger consideration paid in respect of the shares for which it could be exercised and, therefore, expired at the time of the closing of the sale of la la to Apple Inc.

The Company continues to have content agreements with la la media, which we believe are on fair market terms. The Company received approximately $300,000 of fees from la la in fiscal 2009 related to these content agreements.

Lev Group Ltd.

As of November 7, 2006, WEA International Inc., a subsidiary of the Company, entered into an exclusive three-year license agreement with Lev Group Ltd. for the distribution of Warner Music Group recorded music repertoire in Israel in digital and physical formats. The term of the agreement is from January 1, 2007 to December 31, 2009. Annual advances payable by Lev Group Ltd. to WEA International Inc. are $800,000 in year one, $900,000 in year two and $1.1 million in year three. These advances are recoupable from royalties accruing on the sales of our repertoire in Israel. The sister of Mr. Bronfman, our Chairman of the Board and CEO, owns 100% of Lev Group Ltd. We earned scheduled advance payments in fiscal 2009 of approximately $1.0 million.

TDC

On March 31, 2008, Warner Music Denmark A/S, a subsidiary of the Company, entered into a two-year subscription licensing agreement with TDC A/S for content resale through TDC’s online and mobile services in

Denmark, including a bundled tethered download service known as “UMAP.” TDC is a leading provider of telecommunications services in Denmark. The term of the agreement is from April 1, 2008 (being the launch date for the UMAP service) to March 31, 2010. The agreement provides for the Company to receive a pro rata share of fees in each year of the agreement based on the consumption of the Company’s content, subject to an annual guaranteed minimum payment to the Company, half of which is payable on launch of such service. Additional fees are payable in respect of TDC’s portable service and standard subscription download service. Providence Equity indirectly owns greater than 5% of TDC and is represented on the Board of Directors of TDC’s parent company. The Company received approximately $1.2 million of fees from TDC in fiscal 2009 related to this license.

Thumbplay

In 2008, Warner Music Inc., a subsidiary of the Company, entered into an off-deck (“off-deck” refers primarily to services delivered through the Internet, which are independent of a carrier’s own product and service offerings) ringtone aggregator agreement with Thumbplay, Inc. The term of the agreement is through November 30, 2009. The Company receives fees for the sales of ringtones and referral fees that the Company believes are representative of, or comparable to, terms contained in similar transactions. During fiscal 2009, the Company extended the existing ringtone agreement for 6 months (with monthly rollover terms thereafter, terminable by either party on 30 days’ notice) and provided for the payment of certain minimum guarantees to WMG during the extended term and also entered into a mobile audio streaming subscription services and full-track (mp3) download agreements with Thumbplay. The mobile streaming agreement has an initial term ending on December 31, 2010, with automatic one-month renewal terms thereafter, and the download agreement has a one-year initial term with automatic one-month renewal terms (both unless terminated on 30 days’ notice prior to end of then-applicable term). We believe these license agreements are on fair market terms. Affiliates of Bain Capital own approximately 10% of Thumbplay. The Company earned approximately $2.8 million of fees from Thumbplay in fiscal 2009 related to these agreements.

Univision Home Entertainment

As of January 8, 2008, REP Sales, Inc. d/b/a Ryko Distribution, a subsidiary of the Company, entered into a standard U.S. distribution agreement with a manufacturing component with Univision Home Entertainment, Inc. The term of the agreement is three years. The Company will receive distribution fees, and in the event the Company manufactures products on Univision’s behalf, manufacturing fees, on terms that the Company believes are representative of, or comparable to, terms contained in similar transactions. THL and Providence Equity each indirectly own interests of greater than 5% in Univision and THL and Providence Equity are each represented on the Board of Directors of Univision’s parent company. The Company received approximately $15,000 of fees from Univision in fiscal 2009 related to this agreement.

Other Related Person Transactions with Officers and Directors

We were reimbursed approximately, $126,000 during fiscal 2009 by Mr. Bronfman, our Chairman of the Board and CEO, and a company he controls, for personal use of some of our staff and office facilities.

AUDIT COMMITTEE REPORT

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of the Company for the year ended September 30, 2009 were audited by Ernst & Young LLP, independent auditor for the Company.

As part of these activities, the Audit Committee has:

1.	Reviewed and discussed with management and the independent auditor the Company’s audited financial statements for the fiscal year ended September 30, 2009;

2.	Discussed with the independent auditor the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

3.	Received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP their independence from management and the Company.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 filed with the SEC, and the Board of Directors approved such inclusion.

Respectfully submitted by the Audit Committee,

Michele J. Hooper, Chair

Shelby W. Bonnie

Phyllis E. Grann

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP, to serve as independent registered public accountants for the fiscal year ending September 30, 2010. Ernst & Young LLP has audited the Company’s financial statements since the Company was acquired from Time Warner Inc. in March 2004. In accordance with standing policy, Ernst & Young LLP periodically changes the personnel who work on the audit of the Company.

Fees Paid to Ernst & Young LLP

The following table sets forth the aggregate fees paid to Ernst & Young LLP for audit services rendered in connection with the Company’s consolidated financial statements and reports for the fiscal years ended September 30, 2009 and 2008 on behalf of the Company and our subsidiaries, as well as all out-of-pocket costs incurred in connection with these services (in thousands):

	Year Ended September 30, 2009	Year Ended September 30, 2008
Audit Fees	$7,046	$8,792
Audit-Related Fees	147	207
Tax Fees	138	66
All Other Fees	—	—

Total Fees	$7,331	$9,065

Audit Fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, auditing work on proposed transactions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

All Other Fees: For the fiscal years ended September 30, 2009 and September 30, 2008, the Company paid no other fees to Ernst & Young LLP for services rendered, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Pre-approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by Ernst & Young LLP. Under this policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and includes an anticipated budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. Pursuant to this delegation, the Chair must report any pre-approval decision to the Audit Committee at its first meeting after the pre-approval was obtained.

The Company became subject to the rules of the SEC regarding qualifications of accountants, including the pre-approval provisions, on May 10, 2005, the effective date of our registration statement relating to our initial public offering. Our wholly owned subsidiary, WMG Acquisition Corp., became subject to the rules of the SEC regarding qualifications of accountants, including the pre-approval provisions, on February 10, 2005, the effective date of its registration statement relating to the exchange offer to exchange outstanding unregistered notes for freely tradable exchange notes that were registered under the Securities Act of 1933, as amended. Subsequent to WMG Acquisition Corp. becoming subject to the pre-approval provisions, the waiver of pre-approval provisions set forth in the applicable rules of the SEC were not utilized for the services related to Audit-Related Fees or Tax Fees above and the Audit Committee did not approve any such fees subject to the waiver of pre-approval provisions (i.e., all such fees were pre-approved).

Other

A representative of Ernst & Young LLP is expected to attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Such Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on our review of the copies of such filings received by it with respect to the fiscal year ended September 30, 2009, the Company believes that all required persons complied with all Section 16(a) filing requirements.

STOCKHOLDERS’ PROPOSALS

Stockholders who, in accordance with Rule 14a-8 of the SEC, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our fiscal 2010 annual meeting must submit their proposals to Warner Music Group Corp., 75 Rockefeller Plaza, New York, NY 10019, Attention: Corporate Secretary, on or before September 13, 2010. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our fiscal 2010 proxy statement.

In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors or stockholder proposals, to be brought before an annual meeting of stockholders. In accordance with our by-laws, in order to be properly brought before the fiscal 2010 annual meeting, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to Warner Music Group Corp., 75 Rockefeller Plaza, New York, NY 10019, Attention: Corporate Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s fiscal 2010 annual meeting, such a proposal must be received by the Company on or after October 26, 2010 but no later than November 25, 2010. If the fiscal 2010 annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the date of the 2009 Annual Meeting, notice must be received not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2010 annual meeting is first made.

If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

In order to curtail any controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposal by certified mail, return receipt requested or other means, including electronic means, that permit them to prove date of delivery.

EXPENSES AND SOLICITATION

This proxy is solicited on behalf of the Board of Directors. The Company will pay the cost of distributing this Proxy Statement and related materials. Our officers may solicit proxies by mail or telephone. Upon request, we will furnish copies of these materials to banks, brokers, fiduciaries, custodians and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to the beneficial owners. The Company may, if appropriate, retain an independent proxy solicitation firm to assist the Company in soliciting proxies. If the Company does retain a proxy solicitation firm, the Company would pay such firm’s customary fees and expenses which fees would be expected to be approximately $10,000, plus expenses.

HOUSEHOLDING

Our Annual Report, including our audited financial statements for the fiscal year ended September 30, 2009, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, in certain circumstances only one Annual Report, Proxy Statement or Notice, as applicable, will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report, Proxy Statement or Notice, as applicable, the Company will deliver promptly a separate copy of the Annual Report, Proxy Statement or Notice, as applicable, to any stockholder who sends a written or oral request to Warner Music Group Corp., 75 Rockefeller Plaza, New York, NY 10019, (212) 275-2000, Attention: Corporate Secretary. If your household is receiving multiple copies of the Company’s annual reports, proxy statements or Notices of Internet Availability of Proxy Materials and you wish to request delivery of a single copy, you may send a written request to Warner Music Group Corp., 75 Rockefeller Plaza, New York, NY 10019, (212) 275-2000, Attention: Corporate Secretary.

OTHER BUSINESS

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Even if you plan to attend the Annual Meeting, please vote over the Internet or by telephone or, if you have received a paper copy of the proxy, sign, date and return the enclosed proxy promptly. Your cooperation in giving this matter your immediate attention and in returning your proxies will be appreciated.

WHERE YOU CAN FIND MORE INFORMATION

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution of material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts” section at http://investors.wmg.com. We make available on our Internet website free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as practicable after we electronically file such reports with the SEC. In addition, copies of our (i) Corporate Governance Guidelines, (ii) charters for the Audit Committee, Compensation Committee and Executive, Nominating and Corporate Governance Committee and (iii) Code of Conduct which is applicable for all or our employees including our principal executive, financial and accounting officers, are available on the Company’s website at www.wmg.com by clicking on “Investor Relations” and then on “Corporate Governance.” Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this Proxy Statement.

UPON WRITTEN REQUEST TO WARNER MUSIC GROUP CORP., INVESTOR RELATIONS, 75 ROCKEFELLER PLAZA, NEW YORK, NY 10019, WARNER MUSIC GROUP CORP. WILL MAIL WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2009, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. OUR ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.WMG.COM.

BY ORDER OF THE BOARD OF DIRECTORS

Paul M. Robinson
Executive Vice President, General Counsel and Secretary

Dated: January 11, 2010

WARNER MUSIC GROUP CORP. 75 ROCKEFELLER PLAZA NEW YORK, NY 10019

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on February 22, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on February 22, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Warner Music Group Corp., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WRNER1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

WARNER MUSIC GROUP CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors 1. Election of Directors:

NOMINEES:
01) Edgar Bronfman, Jr.	07) Scott L. Jaeckel	☐	☐	☐
02) Shelby W. Bonnie	08) Seth W. Lawry
03) Richard Bressler	09) Thomas H. Lee
04) John P. Connaughton	10) Ian Loring
05) Phyllis E. Grann	11) Mark E. Nunnelly
06) Michele J. Hooper	12) Scott M. Sperling

Vote on Proposal					For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as independent registered public accountants of the Company for its fiscal year ending September 30, 2010					☐	☐	☐

Note:	Such other business as may come before the meeting or an adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated.	☐	Note:	Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

WARNER MUSIC GROUP CORP.

February 23, 2010

Please date, sign and mail

this proxy card as soon

as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report are available at www.proxyvote.com

¯ Please detach along perforated line and mail in the envelope provided. ¯

WARNER MUSIC GROUP CORP.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, FEBRUARY 23, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Warner Music Group Corp. Our 2009 Annual Meeting will be held on Tuesday, February 23, 2010, at 10:00 a.m. EST. We are very pleased that this Year’s annual meeting will be our first completely virtual meeting of stockholders. You will be able to attend the 2009 Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/WMG. You will need your 12-digit control number included in this proxy card in order to be able to enter the Annual Meeting.

The undersigned hereby appoints Edgar Bronfman, Jr., Paul M. Robinson and Trent N. Tappe as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Warner Music Group Corp. held of record by the undersigned on December 28, 2009, at the fiscal 2009 Annual Meeting of Stockholders, or any adjournment or postponement thereof.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given on the reverse side. If no instructions are given, this proxy will be voted “FOR” the election of all of the Director nominees listed in proposal 1 and “FOR” proposal 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

Address Changes/Comments:
_______________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)